Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of Alternus Energy Group Plc “Company” financial condition and results of operations for the three- and nine-month periods ended September 30, 2023 and 2022. You should read this discussion and analysis together with the Company consolidated financial statements and related notes and the other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve significant risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, the Company’s actual results may differ materially from those anticipated in these forward-looking statements.

Overview

The Company is a transatlantic integrated independent power producer. The Company develops, builds, owns and operates a diverse portfolio of utility scale solar photo-voltaic (PV) parks that connect directly to national power grids. As of September 30, 2023, the Company’s revenue streams are generated from long-term, government-mandated, fixed price supply contracts with terms of between 15-20 years in the form of government feed in tariffs (FIT) and other energy incentives. Of the Company’s current annual revenues, approximately 61% are generated from long-term contracts, 32% are derived from revenues generated under contracted power purchase agreements (PPAs) with energy operators that are renewed on an annual basis and 7% by sales to the general energy market in the countries the Company operates. In general, these contracts generate an average sales rate for every kilowatt hour (kWh) of green energy produced by the Company’s solar parks. Having started in 2016 with two parks with a 6 mega-watt peak (MWp) capacity, the Group’s current operational portfolio now consists of 49 parks across Poland, Romania, Italy, the Netherlands, the United States and Germany, totaling 166.2 MWp. The Company’s goal is to own and operate over 3.0 giga-watts (GWs) of solar parks by the end of 2026.

Alternus Energy Group Plc was incorporated in Dublin, Ireland on January 31, 2019 under the name Alternus Energy International Limited. On October 20, 2020, the Company re-registered as a Plc and changed its name to Alternus Energy Group Plc.

The Company is a former subsidiary of the previous parent company of the Group, Alternus Energy Inc. On December 2, 2020, the Group completed the last step of a reorganization, which resulted in the Company becoming the parent company of the Group (the “Reorganization”). The Reorganization included the following main steps:

•	Alternus Energy International Ltd registered as an Irish Plc and changed its name to Alternus Energy Group Plc (previously defined as the “Company”);

•	The Company incorporated Solis Bond Company, a Designated Activity Company (“Solis Bond Company DAC”);

•	Alternus Energy Inc. (US) merged with and became a subsidiary of Altam Inc., a U.S.-based entity;

•	Alternus Energy Inc. spun out Alternus Energy Plc to the existing shareholders of Altam Inc. in a 1:1.5 share dividend transaction; and

•	In a 1:4.5 share exchange transaction, Altam Inc. shareholders exchanged their shares for a pro-rata number of shares of Alternus Energy Group Plc, thus becoming a subsidiary of the Alternus Energy Group Plc as it became the surviving parent company.

The Company is not a manufacturer of solar panels or other related equipment but generates 100% of its revenues from energy sales under long-term contracts as described above. By design, the Company currently focuses exclusively on energy generation and, as a result, the Company is technology agnostic and can customize its solar parks based on local environmental and regulatory requirements and continue to take advantage of falling component prices over time.

The Company uses annual recurring revenues as a key metric in its financial management and believes this method better reflects the long-term stability of operations. Annual recurring revenues are defined as the estimated future revenue based on the remaining term, price and estimated production of the offtake contract of the solar park. It should be noted that the actual revenues reported by the Company in a particular year may be lower than the annual recurring revenues because not all parks may be revenue generating for the full year in their first year of operation. The Company must also account for the timing of acquisitions that take place throughout the financial year.

Impacts of the Ukraine/Russia conflict

The geopolitical situation in Eastern Europe intensified on February 24, 2022, with Russia’s invasion of Ukraine. The war between the two countries continues to evolve as military activity proceeds and additional sanctions are imposed. In addition to the human toll and impact of the events on entities that have operations in Russia, Ukraine, or neighboring countries (e.g., Belarus, Poland, Romania) or that conduct business with their counterparties, the war is increasingly affecting economic and global financial markets and exacerbating ongoing economic challenges, including issues such as rising inflation and global supply-chain disruption. These events have not impacted the physical operations of our facilities in Poland or Romania. However, the Company has seen fluctuations in energy rates due to inflation, increased interest rates, and other macro-economic factors.

Impacts of the 2023 Bank Failures and Banking Risk

On May 1, 2023, First Republic Bank became the second largest bank failure to date. This was preceded by the third largest bank failure on March 10, 2023 of Silicon Valley Bank, and the March 12, 2023 failure of Signature Bank, the fourth largest bank failure in U.S history. These bank failures were the first three in a banking crisis that included Credit Suisse and Deutsche Bank, a bank that has extended a warehouse loan to the Company. The Company maintains cash balances in financial institutions which may exceed federally insured limits and is monitoring these events for both current and future liquidity.

Known trends or Uncertainties

The Company has a working capital deficiency and negative equity, and management has determined there is doubt about the Company’s ability to continue as a going concern. Refer to Footnote 2 of the accompanying financial statements.

Competitive Strengths

The Company believes that the following competitive strengths contribute to its success and differentiate the Company from its competitors:

•	The Company is an Independent Power Producer and is comfortable operating across all aspects of the solar PV value chain from development through long-term operational ownership – as opposed to simply buying operating parks where the high levels of competition from investment companies tend to be. The Company’s flexibility makes it a more attractive partner to local developers who benefit from having a single trusted and flexible customer that allows them to plan effectively and grow faster;

•	The Company’s history of identifying and entering into new solar PV markets coupled with its on-the-ground capabilities and pan-European platform gives the Company potential competitive advantages in developing and operating solar parks across Europe;

•	The Company’s existing pipeline of contracted solar PV projects provides it with clear and actionable opportunities as well as the ability to cultivate power generation and earnings as these are required;

•	The Company is technology and supplier agnostic and as such has the flexibility to choose from a broad range of leading manufacturers, operations and maintenance (O&M) experts, top tier suppliers, and engineering, procurement, and construction (EPC) vendors across the globe and can benefit from falling component and service costs; and

•	The Company is led by a highly experienced management team and has strong, localized execution capabilities across all key functions and locations.

Vision and Strategy

The Company aims to become one of the leading producers of clean energy in Europe and the U.S. by 2030 and to have commenced delivery of 24/7 clean energy to national power grids. The Company’s business strategy of developing to own and operate a diverse portfolio of solar PV assets that generate stable long-term incomes, in countries which currently have unprecedented positive market forces, positions us for sustained growth in the years to come.

To achieve its goals, the Company intends to pursue the following strategies:

•	Continue our growth strategy which targets acquiring independent solar PV projects that are in development, in construction, newly installed or already operational, in order to build a diversified portfolio across multiple geographies;

•	Developer and Agent Relationships: long term relationships with high-quality developer partners, both local and international, can reduce competition in acquisition pricing and provide the Company with exclusive rights to projects at varying stages of development. Additionally, the Company works with established agents across Europe. Working with both groups provides the Company with an understanding of the market and in some cases enables it to contract projects at the pre-market level. This allows the Company to build a structured pipeline of projects in each country where it currently operates or intends to operate;

•	Expand our transatlantic IPP portfolio in regions with attractive returns on investments, and increase the Company’s long-term recurring revenue and cash flow;

•	Long-term FIT (feed-in tariff) contracts combined with the Company’s efficient operations are expected to provide for strong and predictable cash flows from projects and allow for high leverage capacity and flexibility of debt structuring. Our strategy is to reinvest of project cash flows into additional solar PV projects to provide non-dilutive capital for Alternus to “self-fund” organic growth;

•	Optimization of financing sources to support long-term growth and profitability in a cost-efficient manner;

•	As a renewable energy company, we are committed to growing our portfolio of clean energy parks in the most sustainable way possible. The Company is highly aware and conscious of the ever growing need to mitigate the effects of climate change, which is evident by its core strategy. As the Company grows, it intends to establish a formal sustainability policy framework in order to ensure that all project development is carried out in a sustainable manner mitigating any potential localized environmental impacts identified during the development, construction and operational process.

Given the long-term nature of our business, the Company does not operate its business on a quarter-by-quarter basis, but rather, with long-term shareholder value creation as a priority. The Company aims to maximize return for its shareholders by developing its own parks from the ground up — via Altnua — and/or acquiring projects during the development cycle, installation stage, or already operational.

On some projects, the Company will look to provide construction (EPC) services in-house — via Unisun — where the margins normally paid to third parties can be retained in the group and reinvested into new projects reducing the need for additional equity issuances.

We intend that the parks we own and operate will have a positive cash flow with long-term income streams at the lowest possible risk. To this end we use Levelized Cost of Energy (“LCOE”) as a key criterion to ranking the projects we consider for development and/or acquisition. The LCOE calculates the total cost of ownership of the parks over their expected life reflected as a rate per megawatt hour (MWh). Once the income rates for the selected projects are higher than this rate, the project will be profitable for its full life — including initial capex costs. The Company will continue to operate with this priority as we continue to invest in internal infrastructure and additional solar PV power plants to increase installed power and resultant stable long-term revenue streams.

Key Factors that Significantly Affect Company Results of Operations and Business

The Company expects the following factors will affect its results of operations – inflation and energy rate fluctuations.

Offtake Contracts

Company revenue is primarily a function of the volume of electricity generated and sold by its renewable energy facilities as well as, where applicable, the sale of green energy certificates and other environmental attributes related to energy generation. The Company’s current portfolio of renewable energy facilities is generally contracted under long-term FIT programs or PPAs with creditworthy counterparties. As of September 30, 2023, the average remaining life of its FITs and PPAs was 10.7 years. Pricing of the electricity sold under these FITs and PPAs is generally fixed for the duration of the contract, although some of its PPAs have price escalators based on an index (such as the consumer price index) or other rates specified in the applicable PPA.

The Company also generates Renewable Energy Credit (RECs) as the Company produces electricity. RECs are accounted for as government incentives and are considered operational revenue as part of the solar facilities.

Project Operations and Generation Availability

The Company revenue is a function of the volume of electricity generated and sold by Company renewable energy facilities. The volume of electricity generated and sold by the Company’s renewable energy facilities during a particular period is impacted by the number of facilities that have achieved commercial operations, as well as both scheduled and unexpected repair and maintenance required to keep its facilities operational.

The costs the Company incurs to operate, maintain and manage renewable energy facilities also affect the results of operations. Equipment performance represents the primary factor affecting the Company’s operating results because equipment downtime impacts the volume of the electricity that the Company can generate from its renewable energy facilities. The volume of electricity generated and sold by the Company’s facilities will also be negatively impacted if any facilities experience higher than normal downtime as a result of equipment failures, electrical grid disruption or curtailment, weather disruptions, or other events beyond the Company’s control.

Seasonality and Resource Variability

The amount of electricity produced, and revenues generated by the Company’s solar generation facilities is dependent in part on the amount of sunlight, or irradiation, where the assets are located. As shorter daylight hours in winter months result in less irradiation, the electricity generated by these facilities will vary depending on the season. Irradiation can also be variable at a particular location from period to period due to weather or other meteorological patterns, which can affect operating results. As most of the Company’s solar power plants are in the Northern Hemisphere (Europe), the Company expects its current solar portfolio’s power generation to be at its lowest during the first and fourth quarters of each year. Therefore, the Company expects first and fourth quarter solar revenue to be lower than in other quarters. As a result, on average, each solar park generates approximately 15% of its annual revenues in Q1 every year, 35% in each of Q2 and Q3, and the remaining 15% in Q4. The Company’s costs are relatively flat over the year, and so the Company will always report lower profits in Q1 and Q4 as compared to the middle of the year.

Interest Rates on Company Debt

Interest rates on the Company’s senior debt are mostly variable for the full term of the finance at interest rates ranging from 1.6% to 18%. The relative certainty of cash flows provides sufficient coverage ratios.

In addition to the project specific senior debt, the Company uses a small number of promissory notes in order to reduce, and in some cases eliminate, the requirement for the Company to provide equity in the acquisition of the projects. As of September 30, 2023, 87% of the Company’s total liabilities were project-related debt.

Cash Distribution Restrictions

In certain cases, the Company, through its subsidiaries, obtain project-level or other limited or non-recourse financing for Company renewable energy facilities which may limit these subsidiaries’ ability to distribute funds to the Company for corporate operational costs. These limitations typically require that the project-level cash is used to meet debt obligations and fund operating reserves of the operating subsidiary. These financing arrangements also generally limit the Company’s ability to distribute funds generated from the projects if defaults have occurred or would occur with the giving of notice or the lapse of time, or both.

Renewable Energy Facility Acquisitions and Investments

The Company’s long-term growth strategy is dependent on its ability to acquire additional renewable power generation assets. This growth is expected to be comprised of additional acquisitions across the Company’s scope of operations both in its current focus countries and new countries. Our operating revenues are insufficient to fund our operations and our assets already are pledged to secure our indebtedness to various third party secured creditors, respectively. The unavailability of additional financing could require us to delay, scale back or terminate our acquisition efforts as well as our own business activities, which would have a material adverse effect on the Company and its viability and prospects.

Management believes renewable power has been one of the fastest growing sources of electricity generation globally over the past decade. The Company expects the renewable energy generation segment to continue to offer growth opportunities driven by:

•	The continued reduction in the cost of solar and other renewable energy technologies, which the Company believes will lead to grid parity in an increasing number of markets;

•	Distribution charges and the effects of an aging transmission infrastructure, which enable renewable energy generation sources located at a customer’s site, or distributed generation, to be more competitive with, or cheaper than, grid-supplied electricity;

•	The replacement of aging and conventional power generation facilities in the face of increasing industry challenges, such as regulatory barriers, increasing costs of and difficulties in obtaining and maintaining applicable permits, and the decommissioning of certain types of conventional power generation facilities, such as coal and nuclear facilities;

•	The ability to couple renewable energy generation with other forms of power generation and/or storage, creating a hybrid energy solution capable of providing energy on a 24/7 basis while reducing the average cost of electricity obtained through the system;

•	The desire of energy consumers to lock in long-term pricing for a reliable energy source;

•	Renewable energy generation’s ability to utilize freely available sources of fuel, thus avoiding the risks of price volatility and market disruptions associated with many conventional fuel sources;

•	Environmental concerns over conventional power generation; and

•	Government policies that encourage the development of renewable power, such as country, state or provincial renewable portfolio standard programs, which motivate utilities to procure electricity from renewable resources.

Access to Capital Markets

The Company’s ability to acquire additional clean power generation assets and manage its other commitments will likely be dependent on its ability to raise or borrow additional funds and access debt and equity capital markets, including the equity capital markets, the corporate debt markets, and the project finance market for project-level debt. The Company accessed the capital markets several times in 2022 and 2023, in connection with long-term project debt, and corporate loans and equity. Limitations on the Company’s ability to access the corporate and project finance debt and equity capital markets in the future on terms that are accretive to its existing cash flows would be expected to negatively affect its results of operations, business, and future growth.

Foreign Exchange

The Company’s operating results are reported in United States (USD) Dollars. The Company’s current project revenue and expenses are generated in other currencies, including the Euro (EUR), the Polish Zloty (PLN), the Romanian Lei (RON), and the Norwegian Krone (NOK). This mix may continue to change in the future if the Company elects to alter the mix of its portfolio within its existing markets or elect to expand into new markets. In addition, the Company’s investments (including intercompany loans) in renewable energy facilities in foreign countries are exposed to foreign currency fluctuations. As a result, the Company expects revenue and expenses will be exposed to foreign exchange fluctuations in local currencies where the Company’s renewable energy facilities are located. To the extent the Company does not hedge these exposures, fluctuations in foreign exchange rates could negatively impact profitability and financial position.

Key Metrics

Operating Metrics

The Company regularly reviews several operating metrics to evaluate its performance, identify trends affecting its business, formulate financial projections and make certain strategic decisions. The Company considers a solar park operating when it has achieved connection and begins selling electricity to the energy grid.

Operating Nameplate capacity

The Company measures the electricity-generating production capacity of its renewable energy facilities in nameplate capacity. The Company expresses nameplate capacity in direct current (DC), for all facilities. The size of the Company’s renewable energy facilities varies significantly among the assets comprising its portfolio.

The Company believes the combined nameplate capacity of its portfolio is indicative of its overall production capacity and period to period comparisons of its nameplate capacity are indicative of the growth rate of its business. The table below outlines the Company’s operating renewable energy facilities as of September 30, 2023 and 2022.

	Nine Months Ended September 30
MW (DC) Nameplate capacity by country	2023	2022
Romania	40.1	40.1
Italy	10.5	10.5
Germany	0.7	1.3
Netherlands	25.4	25.4
Poland	88.4	88.4
United States	1.1	0.4
Total	166.2	166.1

Megawatt hours sold

Megawatt hours sold refers to the actual volume of electricity sold by the Company’s renewable energy facilities during a particular period. The Company tracks MWh sold as an indicator of its ability to realize cash flows from the generation of electricity at its renewable energy facilities. The Company’s MWh sold for renewable energy facilities for the three and nine-months ended September 30, 2023 and 2022, were as follows:

	Three Months Ended September 30		Nine Months Ended September 30
MWh (DC) Sold by country	2023	2022	2023	2022
Romania	17,545	16,337	42,019	44,093
Italy	3,621	3,452	8,557	9,728
Germany	185	391	474	993
Netherlands	8,057	9,367	21,182	22,553
Poland	34,972	34,441	84,076	88,596
United States	589	189	1,019	295
Total	64,969	64,177	157,327	166,258

Consolidated Results of Operations

The following table illustrates the consolidated results of operations for the three and nine-months ended September 30, 2023 and 2022:

	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Revenues	$10,478	$12,372	$27,799	$30,483

Operating Expenses
Cost of revenues	(2,157)	(4,596)	(6,545)	(9,631)
Selling, general and administrative	(3,128)	(2,276)	(10,122)	(6,429)
Depreciation, amortization, and accretion	(1,966)	(2,041)	(5,586)	(6,723)
Development costs	(218)	(216)	(1,223)	(216)
Loss on disposal of asset	-	107	-	28
Total operating expenses	$(7,469)	$(9,022)	$(23,476)	$(22,971)

Income from operations	3,009	3,350	4,323	7,512

Other income/(expense):
Interest expense	(7,455)	(4,380)	(19,253)	(13,120)
Other income	74	1,507	318	1,934
Solis bond waiver fee	(11,113)	-	(11,113)	-
Other expense	(863)	(943)	(1,047)	(1,129)
Total other expense	$(19,357)	$(3,816)	$(31,095)	$(12,315)
Income/(loss) before provision for income taxes	(16,348)	(466)	(26,772)	(4,803)
Income taxes	-	-	-	-
Net income (loss)	$(16,348)	$(466)	$(26,772)	$(4,803)

Net income/(loss) attributable to non-controlling interest	(415)	(35)	(660)	(330)
Net income/(loss) attributable to Alternus Energy Group	$(15,933)	$(431)	$(26,112)	$(4,473)

Basic gain/(loss) per share	$(0.61)	$(0.02)	$(0.99)	$(0.17)

Weighted average shares outstanding:
Basic shares	26,325,738	26,358,375	26,325,738	26,358,375

Comprehensive loss:
Net income/(loss)	(15,933)	(431)	(26,112)	(4,473)
Foreign currency translation adjustment	(2,246)	(2,199)	586	(3,755)
Comprehensive income/(loss)	$(18,719)	$(2,630)	$(25,526)	$(8,228)

Nine Months Ended September 30, 2023 compared to September 30, 2022.

The Company generates its revenue from the sale of electricity from its solar parks. The revenue is from a FIT program, PPA or REC in the day-ahead-market or spot market.

Revenue

Revenue for the three and nine-months ended September 30, 2023 and 2022 were as follows:

	Three Months Ended September 30
Revenue by Country	2023	2022	Change ($)	Change (%)

	(in thousands)
Italy	1,228	1,018	210	21%
Romania	5,161	4,216	945	22%
Germany	8	44	(36)	(82)%
Netherlands	1,096	1,673	(577)	(34)%
Poland	2,952	5,411	(2,459)	(45)%
United States	33	10	23	230%
Total	10,478	12,372	(1,894)	(15)%

	Nine Months Ended September 30
	2023	2022	Change ($)	Change (%)

	(in thousands)
Italy	2,924	2,847	77	3%
Romania	13,271	14,061	(790)	(6)%
Germany	22	142	(120)	(85)%
Netherlands	4,378	3,759	619	16%
Poland	7,121	9,659	(2,538)	(26)%
United States	83	15	68	453%
Total	27,799	30,483	(2,684)	(9)%

Revenue decreased by $1.9 million for the three months ended September 30, 2023 compared to the same period in 2022, primarily due to lower electricity pricing in Poland and actual irradiation due to seasonal weather conditions in Poland and the Netherlands. This decrease is partially offset by an increase in production in the US compared to the same period in 2022.

Revenue decreased by $2.7 million for the nine months ended September 30, 2023 compared to the same period in 2022, primarily due to lower electricity pricing in Poland and actual irradiation due to seasonal weather conditions in Poland. This decrease is partially offset by an increase in production in the US compared to the prior year.

	Three Months Ended September 30
Revenue by Offtake Type	2023	2022	Change ($)	Change (%)

	(in thousands)
Country Renewable Programs	3,690	9,184	(5,494)	(60)%
Green Certificates	3,212	1,155	2,057	178%
Energy Offtake Agreements	3,572	2,020	1,552	77%
Other Revenue	4	13	(9)	(69)%
Total	10,478	12,372	(1,894)	(15)%

	Nine Months Ended September 30
	2023	2022	Change ($)	Change (%)

	(in thousands)
Country Renewable Programs	8,812	16,550	(7,738)	(47)%
Green Certificates	8,170	6,970	1,200	17%
Energy Offtake Agreements	10,355	6,808	3,547	52%
Other Revenue	462	155	307	198%
Total	27,799	30,483	(2,684)	(9)%

Cost of Revenues

The Company capitalizes its equipment costs, development costs, engineering and construction related costs, that are deemed recoverable. The Company’s cost of revenues with regards to its IPP solar parks is primarily a result of the asset management, operations and maintenance, as well as tax, insurance, and lease expenses. Certain economic incentive programs, such as FIT regimes, generally include mechanisms that ratchet down incentives over time. As a result, the Company seeks to connect its IPP solar parks to the local power grids and commence operations in a timely manner to benefit from more favorable existing incentives. Therefore, the Company generally seeks to make capital investments during times when incentives are most favorable.

Cost of revenues for the three and six-months ended September 30, 2023 and 2022 were as follows:

	Three Months Ended September 30
Cost of Revenues by Country	2023	2022	Change ($)	Change (%)

	(in thousands)
Italy	250	161	89	55%
Romania	657	2,427	(1,770)	(73)%
Germany	25	16	9	56%
Netherlands	249	268	(19)	(7)%
Poland	955	1,724	(769)	(45)%
United States	21	-	21	100%
Total	2,157	4,596	(2,439)	(53)%

	Nine Months Ended September 30
	2023	2022	Change ($)	Change (%)

	(in thousands)
Italy	732	469	263	56%
Romania	2,193	5,868	(3,675)	(63)%
Germany	30	30	-	0%
Netherlands	619	632	(13)	(2)%
Poland	2,924	2,632	292	11%
United States	47	-	47	100%
Total	6,545	9,631	(3,086)	(32)%

Cost of revenues decreased by $2.4 million for the three months ended 2023 compared to 2022. The decrease was primarily due to a drop in operational costs for Romanian and Polish parks for the three months ending September 30, 2023.

Cost of revenues decreased by $3.1 million for the nine-months ended 2023 compared to 2022. The decrease was primarily due to a drop in operational costs for Romanian parks for the nine months ending September 30, 2023. This decrease was partially offset by a full six-month operation of the three Polish parks purchased in March 2022 compared to the same period in 2022.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three- and nine months ended September 30, 2023 and 2022 were as follows:

	Three Months Ended September 30
	2023	2022	Change ($)	Change (%)

	(in thousands)
Selling, general and administrative	3,128	2,276	852	37%
Total	3,128	2,276	852	37%

	Nine Months Ended September 30
	2023	2022	Change ($)	Change (%)

	(in thousands)
Selling, general and administrative	10,122	6,429	3,693	57%
Total	10,122	6,429	3,693	57%

Selling, general and administrative expenses increased by $0.9 million for the three months ended September 30, 2023 compared to 2022. This increase was due to increased compensation related expenses compared to the third quarter of 2022.

Selling, general and administrative expenses increased by $3.7 million for the nine months ended September 30, 2023 compared to 2022. This increase was primarily due to increased compensation related expenses, audit, and legal fees in the nine months ended September 30, 2023 compared to the three quarters of 2022.

Acquisition Costs

As discussed in Note 5 – Business Combinations and Acquisitions of Assets to its consolidated financial statements, the Company acquired three SPVs in March 2022 in Poland, all accounted for as asset acquisitions under ASC 805. Refer to Footnote 4 Business Combination and Acquisitions of Assets for more information.

Development Cost

	Three Months Ended September 30
	2023	2022	Change ($)	Change (%)

	(in thousands)
Development Cost	218	216	2	1%
Total	218	216	2	1%

	Nine Months Ended September 30
	2023	2022	Change ($)	Change (%)

	(in thousands)
Development Cost	1,223	216	1,007	466%
Total	1,223	216	1,007	466%

Development cost was $1.2 million for the period ended September 30, 2023, due to final work performed for projects abandoned for the development of renewable energy projects. The Company depends heavily on government policies that support our business and enhance the economic feasibility of developing and operating solar energy projects in regions in which we operate or plan to develop and operate renewable energy facilities. The Company can decide to abandon a project if there is material change in budgetary constraints, political factors or otherwise, governments from time to time may review their laws and policies that support renewable energy and consider actions that would make the laws and policies less conducive to the development and operation of renewable energy facilities. Any reductions or modifications to, or the elimination of, governmental incentives or policies that support renewable energy or the imposition of additional taxes or other assessments on renewable energy, could result in, among other items, the lack of a satisfactory market for the development and/or financing of new renewable energy projects, our abandoning the development of renewable energy projects, a loss of our investments in the projects and reduced project returns, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Refer to Footnote 18 to the accompanying financial statements for more detail of development cost.

Depreciation, Amortization and Accretion Expense

Depreciation, amortization and accretion expenses for the three- and nine-months ended September 30, 2023 and 2022 were as follows:

	Three Months Ended September 30
	2023	2022	Change ($)	Change (%)

	(in thousands)
Depreciation, Amortization and Accretion expense	1,966	2,041	(75)	(4)%
Total	1,966	2,041	(75)	(4)%

	Nine Months Ended September 30
	2023	2022	Change ($)	Change (%)

	(in thousands)
Depreciation, Amortization and Accretion expense	5,586	6,723	(1,137)	(17)%
Total	5,586	6,723	(1,137)	(17)%

Depreciation, amortization and accretion expenses decreased by $75 thousand for the three months ended September 30, 2023, compared to 2022, primarily due to FX variations affecting the fixed assets balances in Poland and across Europe. The Company also disposed of two German assets in 2022. This was partially offset by the addition of one solar park in the US.

Depreciation, amortization and accretion expenses decreased by $1.1 million for the nine-months ended September 30, 2023, compared to 2022, primarily due to FX variations affecting the fixed assets balances in Poland and across Europe. The Company also disposed of two German assets in 2022. This was partially offset by the addition of one solar park in the US.

Interest Expense, Development Cost, Other Income, and Other Expense

	Three Months Ended September 30
	2023	2022	Change ($)	Change (%)

	(in thousands)
Interest Expense	(7,455)	(4,380)	(3,075)	70%
Other Income	74	1,507	(1,433)	(95)%
Solis bond waiver fee	(11,113)	-	(11,113)	100%
Other Expense	(863)	(943)	80	(8.5)%
Total	(19,357)	(3,816)	(15,541)	407%

	Nine Months Ended September 30
	2023	2022	Change ($)	Change (%)

	(in thousands)
Interest Expense	(19,253)	(13,120)	(6,133)	47%
Other Income	318	1,934	(1,616)	(84)%
Solis bond waiver fee	(11,113)	-	(11,113)	100%
Other Expense	(1,047)	(1,129)	82	(7.3)%
Total	(31,095)	(12,315)	(18,780)	152%

Total other expenses increased by $15.5 million for the three-month period ended September 30, 2023 compared to the same period in 2022. The primary driver was increased interest expense due to the increase in the effective interest rate of the Solis bond from 6.5% to 9.6%. There was also a recognition of a $11.1 million bond waiver fee for the Solis bond.

Total other expenses increased by $18.8 million for the nine-month period ended September 30, 2023 compared to the same period in 2022. The primary driver was increased interest expense due to the increase in the effective interest rate of the Solis bond from 6.5% to 9.6%. There was also a recognition of a $11.1 million bond waiver for the Solis bond. The exchange rates of the EUR to USD were less favorable in third quarter 2023 compared to the same period in 2022.

Net Loss

Net loss increased by $15.9 million for the three-month period ended September 30, 2023 compared to the same period 2022. This is primarily due to a decrease in revenue of $1.9 million and other income of $1.4 million, increased SG&A expense of $0.9 million, interest expense of $3.1 million, and other expense of $11.0 million. This was partially offset by a decrease in cost of revenues of $2.4 million.

Net loss increased by $21.9 million for the period ended September 30, 2023 compared to the same period 2022. This is primarily due to a decrease in revenue of $2.7 million and other income of $1.6 million, increased SG&A expense of $3.7 million, development costs of $1.0 million, interest expense of $6.1 million, and other expense of $11.0 million. This was partially offset by a decrease in cost of revenues of $3.1 million, and depreciation expense of $1.1 million.

Liquidity and Capital Resources

Capital Resources

A key element to the Company’s financing strategy is to raise much of its debt in the form of project specific non-recourse borrowings at its subsidiaries with investment grade metrics. Going forward, the Company intends to primarily finance acquisitions or growth capital expenditures using long-term non-recourse debt that fully amortizes within the asset’s contracted life, as well as retained cash flows from operations and issuance of equity securities through public markets.

The following table summarizes certain financial measures that are not calculated and presented in accordance with U.S. GAAP, along with the most directly comparable U.S. GAAP measure, for each period presented below. In addition to its results determined in accordance with U.S. GAAP, the Company believes the following non-U.S. GAAP financial measures are useful in evaluating its operating performance. The Company uses the following non-U.S. GAAP financial information, collectively, to evaluate its ongoing operations and for internal planning and forecasting purposes.

The following non-U.S. GAAP table summarizes the total capitalization and debt as of September 30, 2023 and December 31, 2022:

	As of September 30	As of December 31
	2023	2022

	(in thousands)
Green Bonds	159,291	149,481
Convertible Debt, secured	11,483	9,609
Senior Secured debt and prom notes	40,521	33,500
Total debt	211,295	192,590
Less current maturities	(197,112)	(21,631)
Long term debt, net of current maturities	14,183	170,959

Current Maturities	197,112	21,631
Less current debt discount	(2,194)	(4,335)
Current Maturities net of debt discount	194,918	17,296

Long-term maturities	14,183	170,959
Less long-term debt discount	(2,707)	(197)
Long-term maturities net of debt discount	11,476	170,762

	As of September 30	As of December 31
	2023	2022

	(in thousands)
Cash and cash equivalents	3,886	2,987
Restricted cash	5,027	6,598
Available capital	8,913	9,585

Restricted Cash relates to balances that are in the bank accounts for specific defined purposes and cannot be used for any other undefined purposes. Refer to Footnote 3 – Summary of Significant Accounting Policies for further discussion of restricted cash.

Liquidity Position

Our consolidated financial statements for the three- and nine-months ended September 30, 2023 and for the year ended December 31, 2022 identifies the existence of certain conditions that raise substantial doubt about our ability to continue as a going concern for twelve months from the issuance of this report. Refer to Footnote 2 of the accompanying financial statements for more information.

In January 2021, the Company approved the issuance by one of its subsidiaries, Solis, of a series of 3-year senior secured green bonds in the maximum amount of $242.0 million (€200 million) with a stated coupon rate of 6.5% + EURIBOR and quarterly interest payments. The bond agreement is for repaying existing facilities of approximately $40 million (€33 million), and funding acquisitions of approximately $87.2 million (€72.0 million). The bonds are secured by the Solis Bond Company’s underlying assets. The Company raised approximately $125.0 million (€110.0 million) in the initial funding. In November 2021, Solis Bond Company DAC, completed an additional issue of $24 million (€20 million). The additional issue was completed at an issue price of 102% of par value, corresponding to a yield of 5.5%. The Company raised $11.1 million (€10 million) in March 2022 at 97% for an effective yield of 9.5%. In connection with the bond agreement the Company incurred approximately $11.8 million in debt issuance costs. The Company recorded these as a discount on the debt and they are being amortized as interest expense over the contractual period of the bond agreement. As of December 31, 2022 and 2021, there was $149.5 million and $147.2 million outstanding on the Bond, respectively. As of September 30, 2023 and 2022 there was $148.2 million and $136.3 million outstanding on the Bond, respectively.

As of December 31, 2022, the Company’s wholly owned subsidiary, Solis Bond Company DAC, was in breach of the three financial covenants under Solis’ Bond terms: (i) the minimum Liquidity Covenant that requires the higher of EUR 5.5 million or 5% of the outstanding Nominal Amount, (ii) the minimum Equity Ratio covenant of 25%, and (iii) the Leverage Ratio of NIBD/EBITDA to not be higher than 6.5 times for the year ended December 2021, 6.0 times for the year ended December 31, 2022 and 5.5 times for the period ending on the maturity date of the Bond, January 6, 2024. The Solis Bond carries a 3 months EURIBOR plus 6.5% per annum interest rate, and has quarterly interest payments, with a bullet payment to be paid on January 6, 2024. The Solis Bond is senior secured through a first priority pledge on the shares of Solis and its subsidiaries, a parent guarantee from Alternus Energy Group Plc, and a first priority assignment over any intercompany loans.

In April 2023 the bond holders approved a temporary waiver and an amendment to the bond terms to allow for a change of control in Solis (which allows for the transfer of Solis and its subsidiaries underneath Clean Earth Acquisitions Corp. on Closing). In addition, bondholders received a preference share in an Alternus Midco, which will hold certain development projects in Spain and Italy. The shares will have preference on any distribution from Midco to Alternus up to €10 million, and Midco will divest assets to ensure repayment of the €10 million should the bonds not have been fully repaid at maturity (January 6, 2024). Finally, bondholders will receive a 1% amendment fee, which equates to €1.4 million.

On June 5, 2023 the bondholders approved an extension to the waiver to September 30, 2023 and the bond trustee was granted certain additional information rights and the right to appoint half of the members of the board of directors of Solis, in addition to the members of the board appointed by Alternus. Under the waiver agreement, as extended, Solis must fully repay the Bonds by September 30, 2023. If Solis is unable to fully repay the Solis Bonds by September 30, 2023, Solis’ bondholders have the right to immediately transfer ownership of Solis and all of its subsidiaries to the bondholders and proceed to sell Solis’ assets to recoup the full amount owed to the bondholders, which as of September 30, 2023 is currently €150,000,000 (approximately $159,000,000). If the ownership of Solis and all of its subsidiaries were to be transferred to the Solis bondholders, the majority of Alternus’ operating assets and related revenues and EBIDTA would be eliminated.

On October 16 2023, bondholders approved to further extend the temporary waiver to December 16, 2023. As such, the Solis bond debt is currently recorded as short-term debt.

Solis has engaged Pareto Securities AS to explore a refinancing of the bond. The Company has also engaged a leading global firm to support a potential sale of some or all of the assets. The refinancing may be completed in conjunction with a potential sale of certain assets in Solis. We are in advanced discussions with numerous third parties around both the potential refinancing and/or sale of the Solis assets. There are no definitive refinancing or sale agreements executed as of the date of this report and there is no guarantee that these processes will complete by the Solis extension date or at all.

Financing Activities

On December 21, 2022, Alternus Energy Group’s wholly owned Irish subsidiaries, AEG JD 01 LTD and AEG MH 03 LTD entered in a financing facility with Deutsche Bank AG (“Lender”). This is a committed revolving debt financing of EUR 80,000,000 to finance eligible project costs for the acquisition, construction, and operation of installation/ready to build solar PV plants across Europe, including the capacity for the financing to be upsized via a EUR 420,000,000 uncommitted accordion facility to finance a pipeline of further projects across Europe (the “Warehouse Facility”). The Warehouse Facility, which matures on the third anniversary of the closing date of the Credit Agreement (the “Maturity Date”), bears interest at Euribor plus an aggregate margin at a market rate for such facilities, which steps down by 0.5% once the underlying non-Euro costs financed reduces below 33.33% of the overall costs financed. The Warehouse Facility is not currently drawn upon, but a total of approximately EUR 1,800,000 in arrangement and commitment fees is currently owed to the Lender. Once drawn, the Warehouse Facility capitalizes interest payments until projects reach their commercial operations dates through to the Maturity Date; it also provides for mandatory prepayments in certain situations.

In January 2023, Alternus Fundco, a subsidiary of AEG, Plc, entered into a $1.1 million convertible promissory note with a 10% interest maturing in January 2025. The holders of the notes will have the option, beginning 90 days after the close of the business combination between the Company and Clean Earth Acquisitions Corp. and until such note is fully paid, to convert the full principal balance and any accrued but unpaid interest into common stock of Clean Earth Acquisitions Corp. The conversion price for these shares is the per share market price on the date the noteholder informs the Company of his intention to convert the debt. The outstanding balance was $1.1 million as of September 30, 2023.

On February 28, 2023, Alt US 03, a subsidiary of Alternus Energy Americas, entered into an agreement as part of the transaction with Sunrise Development, LLC to acquire rights to develop a solar park in Tennessee. The Company entered into a construction promissory note of $920 thousand with a variable interest rate of prime plus 2.5% and due February 29, 2024. The Company had principal outstanding of $715 thousand as of June 30, 2023.

In March 2023, the Company approved the issuance of $922 thousand of secured convertible debt in three tranches of $271 thousand, $271 thousand and $380 thousand, carrying a 14% annual interest rate. The holder of the notes will have the option, beginning 90 days after the close of the business combination between the Company and Clean Earth Acquisitions Corp. and until (i) the maturity date and (ii) such note is fully paid, to convert the full principal balance and any accrued but unpaid interest into 1,320,000 shares of common stock of Clean Earth Acquisitions Corp. Alternatively, should the business combination not complete by April of 2024, the holder has the right to convert the full principal balance and any accrued but unpaid interest into the Company’s ordinary shares at a conversion price of 9 NOK per share.

In July 2023, one of the Company’s US subsidiaries acquired a 32 MWp solar PV project in Tennessee, known as “Dancing Horse” for $2.4 million financed through a bank loan having a six-month term, 24% APY, and maturity date of January 1, 2024. Dancing Horse is expected to start operating in Q1 2025. 100% of offtake is already secured by 30-year power purchase agreements with two regional utilities. The Company had a principal outstanding balance of $3.7 million as of September 30, 2023.

In July 2023, one of the Company’s Spanish subsidiaries acquired a 32 MWp portfolio of Solar PV projects in Valencia, Spain, known as the “NF Projects” with an initial payment of $1.9 million, financed through a bank loan having a six-month term and accruing ‘Six Month Euribor’ plus 2% margin, currently 5.9% interest. The portfolio consists of six projects in total: five of which, totaling 24.4 MWp, are expected to reach operation in Q2 2024, with the remaining project expected to achieve operation in Q1 2025. The Company had a principal outstanding balance of $1.9 million as of September 30, 2023.

Material Cash Requirements from Known Contractual Obligations

The Company’s contractual obligations consist of operating leases generally related to the rent of office building space, as well as land upon which the Company’s solar parks are built. These leases include those that have been assumed in connection with the Company’s asset acquisitions and business combinations. The Company’s leases are for varying terms and expire between 2027 and 2055.

For the period ending September 30, 2023 and 2022, the Company incurred operating lease expenses of $823 thousand and $738 thousand, respectively. The following table summarizes the Company’s future minimum contractual operating lease payments as of September 30, 2023.

Maturities of lease liabilities as of September 30, 2023 were as follows:

Five-year lease schedule:	(in thousands)
2023 Oct 1 – Dec 31	$213
2024	845
2025	868
2026	893
2027	918
Thereafter	16,336
Total lease payments	20,073
Less imputed interest	(10,728)
Total	$9,345

The Company had no finance leases as of September 30, 2023.

As a part of the Komorowo acquisition, the Company acquired two operating leases to the land where the solar parks are located. The combined estimated annual cost of the leases is $75 thousand. The leases commenced in 2021 and run through 2046.

As a part of the Rakowic acquisition, the Company acquired an operating lease for the land where the solar parks are located. The combined estimated annual cost of the leases is $6 thousand. The leases commenced in 2022 and run through 2046.

In March 2022, the Company entered a new lease for additional office space in Ireland with a term of 9 years. The estimated annual cost of the lease is $136 thousand.

In April 2022, the Company entered a new lease for additional office space in Fort Mill, South Carolina with a term of 7.5 years. The estimated annual cost of the lease is $147 thousand.

Cash Flow Discussion

The Company uses traditional measures of cash flow, including net cash flows from operating activities, investing activities and financing activities to evaluate its periodic cash flow results.

For the Nine-months Ended September 30, 2023 compared to September 30, 2022

The following table reflects the changes in cash flows for the comparative periods:

	Nine-months Ended September 30,
	2023	2022	Change ($)

	(in thousands)
Net cash provided by operating activities	693	5,881	(5,188)
Net cash (used in) investing activities	(9,408)	(36,073)	(26,665)
Net cash provided by financing activities	8,071	23,930	(15,859)
Effect of exchange rate on cash	(28)	(2,187)	(2,159)

Net Cash Used in Operating Activities

Net cash provided by operating activities for the nine-months ended September 30, 2023 compared to 2022 decreased by $5.2 million. The net loss increased by $21.9 million in 2023, which was mainly due to an increase of interest expense and the recognition of the $11.1 million bond waiver for the Solis bond. This was partially offset by a decrease in cost of revenues and depreciation expense.

Net Cash Used in Investing Activities

Net cash used in investing activities for the nine-months ended September 30, 2023 compared to 2022 decreased by $26.7 million. This was a result of a decrease in acquisition costs in 2023 compared to the $12.3 million of acquisitions in Poland and a $16.1 million decrease in cash paid for the development of assets compared to the first three quarters of 2022.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the nine-months ended September 30, 2023 compared to 2022 decreased by $15.9 million due to no issuances of debt for acquisition purposes.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions in certain circumstances that affect amounts reported in its consolidated financial statements and related footnotes. In preparing these consolidated financial statements, the Company has made its best estimates of certain amounts included in the consolidated financial statements. Application of accounting policies and estimates, however, involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In arriving at the Company’s critical accounting estimates, factors the Company considers include how accurate the estimate or assumptions have been in the past, how much the estimate or assumptions have changed and how reasonably likely such change may have a material impact. The Company’s critical accounting policies are discussed below.

JOBS Act Accounting Election

The Company is an emerging growth company pursuant to the provisions of the Jumpstart Our Business Start-ups (JOBS) Act. For as long as the Company is an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. The JOBS Act also permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. The Company has elected to use the extended transition period until the Company is no longer an emerging growth company or until the Company chooses to affirmatively and irrevocably opt out of the extended transition period. As a result, Company financial statements may not be comparable to companies that comply with new or revised accounting pronouncements applicable to public companies.

Business Combinations

The Company acquires assets which operate in nature with existing revenue streams and assets which are constructed for the purpose of being sold. The Company applies the screen test per ASC 805 to determine an asset acquisition versus business combination and accounts for business combinations by recognizing in the financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interests in the acquiree at fair value at the acquisition date. The Company also recognizes and measures the goodwill acquired or a gain from a bargain purchase in the business combination and determine what information to disclose to enable users of an entity’s financial statements to evaluate the nature and financial effects of the business combination. In addition, acquisition costs related to business combinations are expensed as incurred. Cost directly attributed to an asset acquisition are capitalized to the asset per ASC 805 Business combinations is a critical accounting policy as there are significant judgments involved in the allocation of acquisition costs and determining the fair value of the net assets acquired. Refer to Footnote 2 to the accompanying financial statements for more information.

When the Company acquires renewable energy facilities, the Company allocates the purchase price to; (i) the acquired tangible assets and liabilities assumed, primarily consisting of plant equipment and long-term debt, (ii) the identified intangible assets and liabilities, primarily consisting of the value of favorable and unfavorable rate PPAs and REC agreements and the in-place value of market rate PPAs, (iii) non-controlling interests, and (iv) other working capital items based in each case on their fair values in accordance with ASC 805.

The Company performs the analysis of the acquisition using income approach valuation methodology. Factors considered by management in its analysis include considering current market conditions and costs to construct similar facilities. The Company also considers information obtained about each facility as a result of the Company’s pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets and liabilities acquired or assumed. In estimating the fair value, the Company also establishes estimates of energy production, current in-place and market power purchase rates, tax credit arrangements and operating and maintenance costs. A change in any of the assumptions above, which are subjective, could have a significant impact on the results of operations.

The allocation of the purchase price directly affects the following items in the Company consolidated financial statements:

•	The amount of purchase price allocated to the various tangible and intangible assets, liabilities and non-controlling interests on the Company balance sheet;

•	The amounts allocated to current assets or current liabilities are allocated at the acquisition value. The amounts allocated to long term tangible assets and intangibles are amortized to depreciation or amortization expense, and

•	The period over which tangible and intangible assets and liabilities are depreciated or amortized varies, and thus, changes in the amounts allocated to these assets and liabilities will have a direct impact on Company results of operations.

Impairment of Renewable Energy Facilities and Intangibles

Renewable energy facilities and intangibles that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured as the difference between an asset’s carrying amount and its fair value. Fair values are determined by a variety of valuation methods, including appraisals, sales prices of similar assets and present value techniques.

Impairment of Goodwill

A qualitative assessment of Goodwill is performed annually for impairment at the individual project level during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. If it is determined that an impairment has occurred, the Company adjusts the carrying value accordingly, and charges the impairment as an operating expense in the period the determination is made. Although the Company believes goodwill is appropriately stated in the consolidated financial statements, changes in strategy or market conditions could significantly impact these judgments and require an adjustment to the recorded balance. The Company did not have any impairment of goodwill or long-lived intangible assets.

In assessing goodwill for impairment, the Company may elect to use a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more-likely-than-not that the fair value of its reporting units are less than their carrying amounts. If the Company determines that it is not more-likely-than-not that the fair values of its reporting units are less than their carrying amounts, the Company are not required to perform any additional tests in assessing goodwill for impairment. However, if the Company concludes otherwise or elects not to perform the qualitative assessment, then the Company is required to perform the quantitative impairment test. The qualitative assessment performed in 2022 did not indicate an impairment of Goodwill, thus no quantitative assessment was performed.

Depreciable lives of Long-lived Assets

The Company has significant investments in renewable energy facility assets. These assets are generally depreciated on a straight-line basis over the lower of their estimated useful lives of the and lease expiry for the Company’s solar generation facilities.

The estimation of asset useful lives requires significant judgment. Changes in Company estimated useful lives of renewable energy facilities could have a significant impact on its future results of operations. See Note 3. Summary of Significant Accounting Policies to Company consolidated financial statements regarding depreciation and estimated service lives of its renewable energy facilities.

Recently Issued Accounting Standards

See Note 3 Summary of Significant Accounting Policies to Company consolidated financial statements for its year end audited financial statements for disclosures concerning recently issued accounting standards.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

The Company has no derivative financial instruments or derivative commodity instruments.

Foreign Currency Risk

The Company is exposed to foreign currency risk as a result of certain transactions and borrowings which are denominated in foreign currencies. The Company’s current asset portfolio generates revenue and incurs expenses in other currencies, including the Euro, the Polish Zloty the Romanian Lei and the Norwegian Krone.

In addition, the Company is exposed to currency risk associated with translating its functional currency financial statements into its reporting currency, which is the U.S. dollar. As a result, the Company is exposed to movements in the exchange rates of various currencies against the U.S. dollar.

The Company manages its exposure to currency risk by commercially transacting in the currencies in which the Company materially incurs operating expenses. The Company limits the extent to which it incurs operating expenses in other currencies, wherever possible, thereby minimizing the realized and unrealized foreign exchange gain/ loss. The currency of the Company’s borrowing is, in part, matched to the currencies expected to be generated from the Company’s operations. Intercompany funding is typically undertaken in the functional currency of the operating entities or undertaken to ensure offsetting currency exposures.

Interest Rate Risk

Fluctuations in interest rates can impact the value of investments and financing activities, giving rise to interest rate risk. The debt of the Company is comprised of different instruments, which bear interest at either fixed or floating interest rates. The ratio of fixed and floating rate instruments in the loan portfolio is monitored and managed. Refer to Footnote 13 – Green Bonds, Convertible and Non-convertible Promissory Notes for more information.

The Company believes that the interest rates on all borrowings compare favorably with those rates available in the market.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The Company has not had any disagreements with its accountants on accounting and financial disclosure reportable under Item 16-F of Form 20-F.

INDEX TO FINANCIAL STATEMENTS

ALTERNUS ENERGY GROUP PLC AND SUBSIDIARIES

ALTERNUS ENERGY GROUP PUBLIC LIMITED COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except share and per share data)

(Unaudited)

	As of September 30,	As of December 31,
	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$3,886	$2,987
Accounts receivable, net	4,597	5,916
Unbilled energy incentives earned	5,883	4,954
Prepaid expenses and other current assets	6,144	4,409
Taxes recoverable	2,620	1,876
Total Current Assets	23,130	20,142

Property and equipment, net	163,131	161,793
Right of use asset	9,377	9,700
Goodwill	1,743	1,758
Restricted cash	5,027	6,598
Other receivable	-	1,272
Capitalized development cost and other long-term assets, net	9,308	7,266
Total Assets	$211,716	$208,529

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$11,854	$14,438
Accrued liabilities	22,521	9,884
Taxes payable	1,200	1,135
Deferred income	5,883	4,954
Right of use liability - Short Term	635	556
Green bonds, Convertible and non-convertible promissory notes, net	194,918	17,296
Total Current Liabilities	237,011	48,263

Green bonds	-	149,481
Convertible and non-convertible promissory notes, net	11,476	21,281
Right of use liability - long term	8,710	8,872
Asset retirement obligations	1,534	1,461
Total Liabilities	$258,731	$229,358

Shareholders’ Equity/(Deficit)
Ordinary shares, $0.012 par value, 100,000,000 authorized as of September 30, 2023 and December 31, 2022; 26,325,738 issued and outstanding as of September 30, 2023. Preferred shares, $0.011 par value, 100,000,000 authorized as of September 30, 2023.	$305	$305
Additional paid in capital	52,006	52,006
Foreign Currency Translation Reserve	(26)	(612)
Accumulated deficit	(98,140)	(72,028)
Non-controlling interest	(1,160)	(500)
Total Shareholders’ (Deficit)	$(47,015)	$(20,829)
Total Liabilities and Shareholders' Deficit	$211,716	$208,529

The accompanying notes are an integral part of these consolidated financial statements

ALTERNUS ENERGY GROUP PUBLIC LIMITED COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Revenues	$10,478	$12,372	$27,799	$30,483

Operating Expenses
Cost of revenues	(2,157)	(4,596)	(6,545)	(9,631)
Selling, general and administrative	(3,128)	(2,276)	(10,122)	(6,429)
Depreciation, amortization, and accretion	(1,966)	(2,041)	(5,586)	(6,723)
Development Costs	(218)	(216)	(1,223)	(216)
Loss on disposal of asset	-	107	-	28
Total operating expenses	$(7,469)	$(9,022)	$(23,476)	$(22,971)

Income from operations	3,009	3,350	4,323	7,512

Other income/(expense):
Interest expense	(7,455)	(4,380)	(19,253)	(13,120)
Other income	74	1,507	318	1,934
Solis bond waiver fee	(11,113)	-	(11,113)
Other expense	(863)	(943)	(1,047)	(1,129)
Total other expense	$(19,357)	$(3,816)	$(31,095)	$(12,315)
Income/(Loss) before provision for income taxes	(16,348)	(466)	(26,772)	(4,803)
Income taxes	-	-	-	-
Net income/(loss)	$(16,348)	$(466)	$(26,772)	$(4,803)

Net income/(loss) attributable to non-controlling interest	(415)	(35)	(660)	(330)
Net income/(loss) attributable to Alternus Energy Group	$(15,933)	$(431)	$(26,112)	$(4,473)

Basic (loss) per share	$(0.61)	$(0.02)	$(0.99)	$(0.17)

Weighted average shares outstanding:
Basic shares	26,325,738	26,358,375	26,325,738	26,358,375

Comprehensive loss:
Net loss	(15,933)	(431)	(26,112)	(4,473)
Foreign currency translation adjustment	(2,246)	(2,199)	586	(3,755)
Comprehensive income/(loss)	$(18,719)	$(2,630)	$(25,526)	$(8,228)

The accompanying notes are an integral part of these consolidated financial statements

ALTERNUS ENERGY GROUP PUBLIC LIMITED COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY/ (DEFICIT)

(in thousands, except share amounts)

(Unaudited)

	Ordinary Shares			Foreign Currency		Total Shareholders'	Non-Controlling
	Shares	Amount	Paid-In Capital	Translation Reserve	Accumulated Deficit	Equity	Interest	Total
Balance at June 30, 2022	26,365,738	$305	$52,006	$(968)	$(40,270)	$11,073	$(311)	$10,762
Foreign currency translation adjustment				(2,199)		(2,199)		(2,199)
Net Loss					(431)	(431)	(35)	(466)
Balance at September 30, 2022	26,365,738	$305	$52,006	$(3,167)	$(40,701)	$8,443	$(346)	$8,097

	Ordinary Shares			Foreign Currency		Total Shareholders'	Non-Controlling
	Shares	Amount	Paid-In Capital	Translation Reserve	Accumulated Deficit	Equity	Interest	Total
Balance at December 31, 2021	26,335,738	$305	$51,943	$588	$(36,228)	$16,608	$(16)	$16,592
Issue of shares - Cloudfield	30,000		63			63		63
Foreign currency translation adjustment				(3,755)		(3,755)		(3,755)
Net Loss					(4,473)	(4,473)	(330)	(4,803)
Balance at September 30, 2022	26,365,738	$305	$52,006	$(3,167)	$(40,701)	$8,443	$(346)	$8,097

	Ordinary Shares			Foreign Currency		Total Shareholders'	Non-Controlling
	Shares	Amount	Paid-In Capital	Translation Reserve	Accumulated Deficit	Equity	Interest	Total
Balance at June 30, 2023	26,365,738	$305	$52,006	$2,220	$(82,207)	$(27,676)	$(745)	$(28,421)
Foreign currency translation adjustment				(2,246)		(2,246)		(2,246)
Net Loss					(15,933)	(15,933)	(415)	(16,348)
Balance at September 30, 2023	26,365,738	$305	$52,006	$(26)	$(98,140)	$(45,855)	$(1,160)	$(47,015)

	Ordinary Shares			Foreign Currency		Total Shareholders'	Non-Controlling
	Shares	Amount	Paid-In Capital	Translation Reserve	Accumulated Deficit	Equity	Interest	Total
Balance at December 31, 2022	26,365,738	$305	$52,006	$(612)	$(72,028)	$(20,329)	$(500)	$(20,829)
Foreign currency translation adjustment				586		586		586
Net Loss					(26,112)	(26,112)	(660)	(26,772)
Balance at September 30, 2023	26,365,738	$305	$52,006	$(26)	$(98,140)	$(45,855)	$(1,160)	$(47,015)

The accompanying notes are an integral part of these consolidated financial statements

ALTERNUS ENERGY GROUP PUBLIC LIMITED COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOW

(in thousands, except share and per share data)

(unaudited)

	Nine-months Ended September 30,
	2023	2022
Net income/(loss)	$(26,772)	$(4,803)
Adjustments to reconcile net income/(loss) to net cash provided by operations:
Depreciation, amortization and accretion	5,586	6,723
Non-cash right of use asset amortization	309	251
Amortization of debt discount	3,409	3,188
Impairment of assets	—	(28)
Solis bond waiver fee	11,113	—

Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable and other short-term receivables	(355)	(861)
Prepaid expenses and other assets	(462)	(2,859)
Accounts payable and accrued liabilities	8,459	5,206
Operating lease liabilities	(594)	(936)
Net Cash provided by Operating Activities	$693	$5,881

Cash Flows from Investing Activities:
Capital expenditures	(5,196)	(2,632)
Payments to acquire renewable energy facilities from third parties, net of cash acquired	(2,524)	(17,356)
Cash paid for development of assets	(1,688)	(16,085)
Net Cash Used in Investing Activities	$(9,408)	$(36,073)

Cash Flows from Financing Activities:
Payments of debt principal, senior debt	(1,792)	(2,586)
Proceeds from debt, senior debt	9,863	26,516
Net Cash Provided by Financing Activities	$8,071	$23,930

Effect of exchange rate on cash	(28)	(2,187)

Net decrease in cash, cash equivalents and restricted cash	$(672)	$(8,449)

Cash, cash equivalents, and restricted cash beginning of the year	9,585	26,580
Cash, cash equivalents, and restricted cash end of the year	$8,913	$18,131

Cash Reconciliation
Cash and cash equivalents	3,886	12,381
Restricted cash	5,027	5,750
Cash, cash equivalents, and restricted cash end of the year	$8,913	$18,131

The accompanying notes are an integral part of these consolidated financial statements

ALTERNUS ENERGY GROUP PUBLIC LIMITED COMPANY AND SUBSIDIARIES

CONSOLIDATED SUPPLEMENTAL STATEMENT OF CASH FLOW

(unaudited)

	Nine-months Ended September 30,
Supplemental Cash Flow Disclosure	2023	2022

	(in thousands)
Cash paid during the period for:
Interest	10,537	6,757
Taxes	-	-

The accompanying notes are an integral part of these consolidated financial statements

ALTERNUS ENERGY GROUP PUBLIC LIMITED COMPANY AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

1.	Organization and Formation

Alternus Energy Group Plc (“We”, “ALTN” or the “Company” and together with its consolidated subsidiaries, the “Group”) was incorporated in Dublin, Ireland on January 31, 2019 under the name Alternus Energy International Limited. On October 20, 2020 the Company re-registered as a Plc and changed its name to Alternus Energy Group Public Limited Company.

The Company is a former subsidiary of the previous parent company of the Group, Alternus Energy Inc. On December 2, 2020, the Group completed the last step of a reorganization, which resulted in the Company becoming the parent company of the Group (the "Reorganization"). The Reorganization included the following main steps:

•	Alternus Energy International Ltd registered as an Irish Plc and changed its name to Alternus Energy Group Plc (previously defined as the “Company”);

•	The Company incorporated Solis Bond Company, a Designated Activity Company (“Solis Bond Company DAC”);

•	Alternus Energy Inc. (US) merged with and became a subsidiary of Altam Inc., a U.S.-based entity;

•	Alternus Energy Inc. spun out Alternus Energy Plc to the existing shareholders of Altam Inc. in a 1:1.5 share dividend transaction; and

•	In a 1:4.5 share exchange transaction, Altam Inc. shareholders exchanged their shares for a pro-rata number of shares of Alternus Energy Group Plc, thus becoming a subsidiary of the Alternus Energy Group Plc as it became the surviving parent company.

The impact of the Reorganization has been retroactively reflected in the Company’s financial statements as of the earliest period presented and is utilized for calculating earnings per share in all periods presented.

Consolidated subsidiaries as of September 30, 2023 and December 31, 2022 are as follows:

Solis Bond Company Designated Activity Company (DAC)

In October 2020, a new wholly owned subsidiary, Solis Bond Company DAC, was incorporated in Ireland to issue a series of bonds and hold the Group’s European operating companies that are financed through those bonds. The SPV was incorporated with the purpose of facilities management and bond issuance for the Group. During the quarter ended March 31, 2021, Solis refinanced its Italian, Netherlands, and Romanian operating companies: PC-Italia-02 SpA, CTS Power 2 S.R.L., CIC Rooftop 2 S.R.L., SPV White One S.R.L., CIC RT Treviso S.R.L., Zonnepark Rilland B.V., FRAN Energy Investments S.R.L., and Power Clouds S.R.L. Also, during the quarter ended March 31, 2021, Solis acquired 100% of the share capital of the following Romanian companies: Ecosfer Energy S.R.L., Lucas EST S.R.L. During the quarter ended March 31, 2021, Solis acquired 100% of the share capital of another Italian company, Solarpark Serre 1 S.R.L. Subsequently, in April 2021, Solis acquired 100% of the share capital of another Romanian company, LJG Green Source Energy Beta S.R.L. In May 2021, Solis refinanced another Italian subsidiary, Sant”Angelo Energia S.R.L. and in June of 2021, Solis acquired 100% of the share capital of the following Italian companies: KKSOL S.R.L., Petriolo Fotovoltaica S.R.L., MABI S.R.L. and BIMA S.R.L. In August of 2021, Solis acquired 100% of the share capital of a Polish company, Solarpark Samas Sp. Z.O.O. In March of 2022, Solis acquired 3 additional Polish companies: RAO1 Sp. Z.o.o., Gardno Sp. Z.O.O. and Gardno 2 Sp. Z.O.O. In December 2021, Solis acquired 100% of the share capital of two additional Polish companies Elektrownia PV Komorowo Sp. Z.O.O and PV Zachod Sp. Z.O.O.

PC-Italia-03 S.R.L.

In July 2020, a new wholly owned subsidiary in Italy, PC-Italia-03 S.R.L., was incorporated. This company was incorporated to acquire Italian special purpose vehicles, power plants and/or other assets located in Italy. During the quarter ended March 31, 2021, this company completed the acquisition of 100% of the share capital of two Italian SPVs, KKSOL S.r.l. and Petriolo Fotovoltaica S.R.L. During the quarter ended June 30, 2021, this company completed the acquisition of 100% of the share capital of two Italian SPVs, MABI S.r.l. and BIMA S.r.l. During the six-months ended June 30, 2021 the 4 SPVs owned by PC-Italia-03 were transferred to Solis Bond Company DAC as part of Solis’s bond financing. In July and August 2021, PC-03 acquired 100% of the shares of 2 Italian entities Risore Solari 1 S.R.L and Risore Solari III S.R.L respectively, with the purpose of developing solar parks. As of December 2022, PC-Italia-03 S.R.L. is held directly by AEG MH 02 Limited, which owns all of our entities used for the development of solar parks (more details of AEG MH 02 are described below).

AEG MH 02 Limited

In March 2022, AEG MH 02 Limited was incorporated. This company was incorporated to own, finance and support our development assets and entities, as follows: .AED Italia-01 S.R.L., AED Italia-02 S.R.L.; AED Italia-03 S.R.L.; AED Italia-04 S.R.L.; AED Italia-05 S.R.L.; AED Italia-06 S.R.L.; AED Italia-07 S.R.L.; AED Italia-08 S.R.L.; PC-Italia-01 S.R.L., PC-Italia-03 S.R.L., PC-Italia-04 S.R.L., Risorse Solari I S.R.L., Risorse Solaris III, S.R.L., Altnua Limited, Alt Spain Holdco S.L.U., Alternus Iberia S.L. and indirectly owns Alt Spain 02 S.L.U, Alt Spain 03 S.L.U., Alt Spain 04 S.L.U., and NF Projects S.L.

Unisun Energy Holding B.V

In April 2021, Alternus Energy Group acquired 60% of the share capital in Unisun Energy Holding B.V. (Unisun), a Netherlands based developer, engineering, procurement and construction (EPC) and operations and maintenance (O&M) service provider of renewable energy solutions across Europe. Unisun owns 100% of the following special purpose vehicles and other holding and operating companies in the Netherlands: Unisun Energy B.V., UPER Energy Europe B.V., Unisun Energy Poland Investment B.V. and Blue Sky Energy I B.V.

Alternus Energy Americas Inc.

In May 2021, a new wholly owned subsidiary in the U.S. was incorporated, named Alternus Energy Americas Inc. (AEA). This company was incorporated to support the finance and legal functions for the group. AEA also owns 100% of the following special purpose vehicles and other holding and operating companies in the United States: ALT US 01 LLC, ALT US 02 LLC, ALT US 03 LLC, ALT US 04 LLC, and ALT Alliance LLC, and indirectly owns Lightwave Renewables, LLC, Walking Horse Solar, LLC, and Dancing Horse, LLC.

Altnor AS

In August 2021, a new wholly owned holding company in Norway was incorporated. Altnor was dissolved in November 2022.

AEG MH 01 Limited

In March 2022, a new wholly owned subsidiary in Ireland was incorporated to support EPC for the group. AEG MH 01 Limited owns the following other holding companies which were incorporated to facilitate the use of the Deutsche Bank Facility: AEG MH 03 Limited, AEG JD 01 Limited and ALT POL HC 01 Sp. Z.o.o.

GHFG Limited

In September 2021, a new subsidiary in Ireland was incorporated, and is 55% owned by AEG.

Alternus Fundco Limited

In December 2022, a new wholly owned subsidiary in Ireland was incorporated to support the Group’s finance and legal functions.

ALTERNUS LUX 01 S.A.R.L.

In October 2022, a new wholly owned holding company in Luxembourg was incorporated to support the finance and legal functions of the group. ALTERNUS LUX 01 S.A.R.L. also owns AEG JD 03 Limited, ALT GR 01, AEG MH 01 Limited and AEG MH 02 Limited, and all of those entities’ subsidiaries as well, as described above.

In summary, Alternus Energy Group Plc is a holding company that operates through the following eighty-two operating subsidiaries as of September 30, 2023.

Subsidiary	Principal Activity	Date Acquired / Established	ALTN Ownership	Country of Operations
Power Clouds S.r.l.	SPV	31 March 2015	Solis Bond Company DAC	Romania
F.R.A.N. Energy Investment S.r.l.	SPV	31 March 2015	Solis Bond Company DAC	Romania
PC-Italia-01 S.r.l.	Sub-Holding SPV	15 May 2015	AEG MH 02 Limited	Italy
AE Europe B.V.	Holding Company	18 August 2016	Altam Inc.	Netherlands
PC-Italia-02 S.p.a.	SPV	2 September 2016	Solis Bond Company DAC	Italy
Sant’Angelo Energia S.r.l.	SPV	19 May 2021	Solis Bond Company DAC	Italy
PCG_HoldCo GmbH	Holding Company	6 July 2018	Altam Inc.	Germany
PCG_GP UG	General Partner (Management Company)	30 August 2018	PCG_HoldCo GmbH	Germany
PSM 20 UG	SPV	14 November 2018	PCG_HoldCo GmbH	Germany
ALTN HoldCo UG	SPV	14 December 2018	PCG_HoldCo GmbH	Germany
GRT 1.1 GmbH & Co KG	SPV	21 December 2018	PCG_HoldCo GmbH	Germany
PSM 40 UG	SPV	28 December 2018	PCG_HoldCo GmbH	Germany
CIC Rooftop 2 S.r.l.	SPV	24 April 2019	Solis Bond Company DAC	Italy
CIC RT Treviso S.r.l.	SPV	24 April 2019	Solis Bond Company DAC	Italy
SPV White One S.r.l.	SPV	24 April 2019	Solis Bond Company DAC	Italy
CTS Power 2 S.r.l.	SPV	30 April 2019	Solis Bond Company DAC	Italy
Zonnepark Rilland B.V.	SPV	20 December 2019	Solis Bond Company DAC	Netherlands
Unisun Energy Holding B.V.	Holding Company	28 May 2020	Alternus Energy Group Plc	Netherlands
PC-Italia-03 S.r.l.	SPV	1 July 2020	AEG MH 02 Limited	Italy
PC-Italia-04 S.r.l.	SPV	15 July 2020	AEG MH 02 Limited	Italy
Altam Inc.	Holding Company	1 October 2020	Alternus Energy Group Plc	USA

Solis Bond Company DAC	Holding Company	16 October 2020	AEG JD 03 Limited	Ireland
ALT US 03, LLC (Walking Horse Solar, LLC)	LLC	Acquired 15 December 2020 (Est. 30 March 2023)	ALT US 03 LLC	USA
KKSOL S.r.l.	SPV	February 2021	Solis Bond Company DAC	Italy
Petriolo Fotovoltaica S.r.l.	SPV	March 2021	Solis Bond Company DAC	Italy
Solarpark Serre 1 S.r.l.	SPV	March 2021	Solis Bond Company DAC	Italy
Unisun Energy B.V.	SPV	April 2021	Unisun Energy Holding B.V.	Netherlands
UPER Energy Europe B.V.	Services Company	April 2021	Unisun Energy Holding B.V.	Netherlands
Unisun Energy Poland Investment B.V.	SPV	April 2021	Unisun Energy Holding B.V.	Netherlands
Blue Sky Energy I B.V.	SPV	April 2021	AEG JD 02 Limited	Netherlands
BI.MA. S.r.l.	SPV	March 2021	Solis Bond Company DAC	Italy
MABI S.r.l.	SPV	June 2021	Solis Bond Company DAC	Italy
Alternus Energy Americas Inc.	Holding Company	10 May 2021	Alternus Energy Group Pl	USA
LJG Green Source Energy Beta S.r.l	SPV	29 July 2021	Solis Bond Company DAC	Romania
Ecosfer Energy S.r.l.	SPV	30 July 2021	Solis Bond Company DAC	Romania
Lucas EST S.r.l.	SPV	30 July 2021	Solis Bond Company DAC	Romania
Risorse Solari I S.r.l.	SPV	28 September 2019	AEG MH 02 Limited	Italy
Risorse Solari III S.r.l.	SPV	3 August 2021	AEG MH 02 Limited	Italy
Alternus Iberia S.L.	SPV	4 August 2021	AEG MH 02 Limited	Spain
Altnua Limited	Services Company	11 August 2021	AEG MH 02 Limited	Ireland
Solarpark Samas Sp. z o.o.	SPV	31 August 2021	Solis Bond Company DAC	Poland
GHFG Limited	Holding Company	14 September 2021	Alternus Energy Group plc	Ireland
AEG JD 02 Limited	Holding Company	30 September 2021	Alternus Energy Group plc	Ireland
AED Italia-01 S.r.l.	SPV	22 October 2021	AEG MH 02 Limited	Italy
AED Italia-02 S.r.l.	SPV	22 October 2021	AEG MH 02 Limited	Italy
AED Italia-03 S.r.l.	SPV	22 October 2021	AEG MH 02 Limited	Italy
AED Italia-04 S.r.l.	SPV	22 October 2021	AEG MH 02 Limited	Italy
AED Italia-05 S.r.l.	SPV	22 October 2021	AEG MH 02 Limited	Italy
ALT US 01 LLC	SPV	6 December 2021	Alternus Energy Americas Inc.	USA
Elektrownia PV Komorowo Sp. z o.o.	SPV	22 December 2021	Solis Bond Company DAC	Poland
PV Zachod Sp. z o.o.	SPV	22 December 2021	Solis Bond Company DAC	Poland
UPER Energy Romania S.r.l.	SPV	28 February 2022	Uper Energy Europe B.V.	Romania

ALT POL HC 01 Sp. z o.o.	SPV	8 March 2022	AEG JD 01 Limited	Poland
AEG MH 01 Limited	Holding Company	8 March 2022	Alternus Lux 01 S.a.r.l.	Ireland
AEG MH 02 Limited	Holding Company	8 March 2022	AEG JD 03 Limited	Ireland
ALT US 02 LLC	Holding Company	8 March 2022	Alternus Energy Americas Inc.	USA
AEG JD 01 Limited	Holding Company	16 March 2022	AEG MH 03 Limited	Ireland
AEG JD 03 Limited	Holding Company	21 March 2022	Alternus Lux 01 S.a.r.l.	Ireland
RA01 Sp. z o.o.	SPV	24 March 2022	Solis Bond Company DAC	Poland
Gardno Sp. z o.o.	SPV	24 March 2022	Solis Bond Company DAC	Poland
Gardno2 Sp. z o.o.	SPV	24 March 2022	Solis Bond Company DAC	Poland
ALT US 03 LLC	SPV	4 May 2022	Alternus Energy Americas Inc.	USA
Alt Spain 03, S.L.U.	SPV	31 May 2022	Alt Spain Holdco S.L.	Spain
AEG MH 03 Limited	Holding Company	10 June 2022	AEG MH 01 Limited	Ireland
UPER Energy Italia S.r.l.	SPV	27 June 2022	Uper Energy Europe B.V.	Italy
Lightwave Renewables, LLC	SPV	Acquired 29 June 2022 (Est. 17 December 2020)	ALT US 02 LLC	USA
Alt Spain Holdco, S.L.U. (NF Projects S.L)	Holding Company	Acquired 14 July 2022 (Est. 31 July 2023)	AEG MH 02 Limited	Spain
Alt Spain 02, S.L.U.	SPV	14 July 2022	Alt Spain Holdco, S.L.U.	Spain
AED Italia-06 S.r.l.	SPV	2 August 2022	AEG MH 02 Limited	Italy
AED Italia-07 S.r.l.	SPV	2 August 2022	AEG MH 02 Limited	Italy
AED Italia-08 S.r.l.	SPV	5 August 2022	AEG MH 02 Limited	Italy
UPER Energy Poland Sp. z o.o.	SPV	18 August 2022	Uper Energy Europe B.V.	Poland
ALT US 04 LLC (Dancing Horse, LLC)	Holding Company	14 September 2022 (Est. 31 July 2023)	Alternus Energy Americas Inc.	USA
Alt GR 01	Holding Company	5 October 2022	Alternus Lux 01 S.a.r.l.	Greece
Alternus LUX 01 S.a.r.l.	Holding Company	5 October 2022	Alternus Energy Group Plc	Luxembourg
Alternus FundCo Limited	Funding Company	7 December 2022	Alternus Energy Group plc	Ireland
ALT POL HC 02 Sp. z o.o.	Holding Company	20 January 2023	Alternus Lux 01 S.a.r.l.	Poland
Alt Spain 04, S.L.U.	SPV	May 2022	Alt Spain Holdco, S.L.U.	Spain
Alt Alliance LLC	Holding Company	September 2023	Alternus Energy Amercias Inc.	USA
ALT US 05 LLC	Holding Company	September 2023	Alternus Energy Americas Inc.	USA

*Non-controlling interest is not material

2.	Going Concern and Management’s Plans

Our consolidated financial statements for the period ended September 30, 2023, identifies the existence of certain conditions that raise substantial doubt about our ability to continue as a going concern for twelve months from the issuance of this report:

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements during the period ended September 30, 2023, the Company had net loss of ($26.8) million and a net loss of ($36.2) million for the year ended December 31, 2022. The Company was in breach of three financial covenants under Solis’ Bond terms as of December 31, 2022 and September 30, 2023. The Company had total shareholders’ equity/(deficit) of ($47.0) million as of September 30, 2023 and ($20.8) million at December 31, 2022 The Company had $3.9 million of unrestricted cash on hand as of September 30, 2023.

Our operating revenues are insufficient to fund our operations and our assets already are pledged to secure our indebtedness to various third party secured creditors, respectively. The unavailability of additional financing could require us to delay, scale back or terminate our acquisition efforts as well as our own business activities, which would have a material adverse effect on the Company and its viability and prospects.

The terms of our indebtedness, including the covenants and the dates on which principal and interest payments on our indebtedness are due, increases the risk that we will be unable to continue as a going concern. To continue as a going concern over the next twelve months, we must make payments on our debt as they come due and comply with the covenants in the agreements governing our indebtedness or, if we fail to do so, to (i) negotiate and obtain waivers of or forbearances with respect to any defaults that occur with respect to our indebtedness, (ii) amend, replace, refinance or restructure any or all of the agreements governing our indebtedness, and/or (iii) otherwise secure additional capital. However, we cannot provide any assurances that we will be successful in accomplishing any of these plans.

As of December 31, 2022, the Company’s wholly owned subsidiary, Solis Bond Company DAC, was in breach of the three financial covenants under Solis’ Bond terms: (i) the minimum Liquidity Covenant that requires the higher of EUR 5.5 million or 5% of the outstanding Nominal Amount, (ii) the minimum Equity Ratio covenant of 25%, and (iii) the Leverage Ratio of NIBD/EBITDA to not be higher than 6.5 times for the year ended December 2021, 6.0 times for the year ended December 31, 2022 and 5.5 times for the period ending on the maturity date of the Bond, January 6, 2024. The Solis Bond carries a 3 months EURIBOR plus 6.5% per annum interest rate, and has quarterly interest payments, with a bullet payment to be paid on January 6, 2024. The Solis Bond is senior secured through a first priority pledge on the shares of Solis and its subsidiaries, a parent guarantee from Alternus Energy Group Plc, and a first priority assignment over any intercompany loans.

In April 2023 the bond holders approved a temporary waiver and an amendment to the bond terms to allow for a change of control in Solis (which allows for the transfer of Solis and its subsidiaries underneath Clean Earth Acquisitions Corp. on Closing). In addition, bondholders received a preference share in an Alternus Midco, which will hold certain development projects in Spain and Italy. The shares will have preference on any distribution from Midco to Alternus up to €10.0 million, and Midco will divest assets to ensure repayment of the €10.0 million should the bonds not have been fully repaid at maturity (January 6, 2024). Finally, bondholders will receive a 1% amendment fee, which equates to €1.4 million.

On June 5, 2023, the bondholders approved an extension to the waiver to September 30, 2023 and the bond trustee was granted certain additional information rights and the right to appoint half of the members of the board of directors of Solis, in addition to the members of the board appointed by Alternus. Under the waiver agreement, as extended, Solis must fully repay the Solis Bond by September 30, 2023. If Solis is unable to fully repay the Solis Bond by September 30, 2023, Solis’ bondholders have the right to immediately transfer ownership of Solis and all of its subsidiaries to the bondholders and proceed to sell Solis’ assets to recoup the full amount owed to the bondholders, which as of September 30, 2023 is $159.0 million (approximately €$150.0). If the ownership of Solis and all of its subsidiaries were to be transferred to the Solis bondholders, the majority of Alternus’ operating assets and related revenues and EBIDTA would be eliminated.

On October 16 2023, bondholders approved to further extend the temporary waiver to December 16, 2023. As such, the Solis bond debt is currently recorded as short-term debt.

Solis has engaged Pareto Securities AS to explore a refinancing of the bond. The Company has also engaged a leading global firm to support a potential sale of some or all of the assets. The refinancing may be completed in conjunction with a potential sale of certain assets in Solis. We are in advanced discussions with numerous third parties around both the potential refinancing and/or sale of the Solis assets. There are no definitive refinancing or sale agreements executed as of the date of this report and there is no guarantee that these processes will be complete by the Solis Extension date or at all.

3.	Summary of Significant Accounting Policies

Basis of Presentation

The Consolidated Financial Statements include the Consolidated Balance Sheet, Consolidated Statements of Operations and Comprehensive Income (Loss), Consolidated Statements of Changes in Shareholders’ Equity/ (Deficit) and Consolidated Statements of Cash Flows of the Company and have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) from records maintained by the Company.

These unaudited condensed consolidated financial statements (“condensed consolidated financial statements”) are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The condensed consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary to present fairly the results of operations for the interim periods presented. Actual results could differ from those estimates under different assumptions or conditions and the differences may be material to the condensed consolidated financial statements.

The accounting policies used in the preparation of these Condensed Consolidated Financial Statements are the same as those disclosed in the audited Consolidated Financial Statements for the year ended December 31, 2022, included in the Form 10-K/A, except as described below. Our annual reporting period is the calendar year. The results of operations for the nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the full year

Certain monetary amounts, percentages, and other figures included elsewhere in these financial statements have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Basis of Consolidation

The consolidated financial statements as of September 30, 2023 and 2022 and for the periods then ended include the financial statements of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The results of subsidiaries acquired or disposed of during the respective periods are included in the consolidated financial statements from the effective date of acquisition or up to the effective date of disposal, as appropriate. Ownership interests in subsidiaries represented by other parties are presented in the consolidated financial statements as activities and balances attributable to non-controlling interest.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses for the periods presented. Significant items subject to such estimates include, but are not limited to, the assumptions utilized in the valuation of the assets acquired and liabilities assumed, determine a business combination or asset acquisition, useful life of property and equipment, impairment of long-lived assets and recovery of capitalized cost. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustment when facts and circumstance dictate. These estimates are based on information available as of the date of financial statements; therefore, actual results could differ from these estimates.

Segments

The Company has one operating segment, and the decision-making group is the senior executive management team. The Company manages the segment by focusing on revenue and cost of revenue by country.

Cash and Cash Equivalents

The Company considers cash and highly liquid investments with original maturities of three months or less to be cash and cash equivalents. The Company maintains cash and cash equivalents with major financial institutions, the largest concentration in JP Morgan in the U.S, Ireland and Italy and with ING in Poland and the Netherlands. The Company may at times exceed federally insured limits or statutorily insured limits in a foreign jurisdiction. The Company periodically assesses the financial condition and due to the size and stability of the institutions believes the risk of loss to be remote.

Restricted Cash

Restricted cash relates to balances that are in the bank accounts for specific defined purposes and cannot be used for any other undefined purposes. Restricted cash is primarily restricted stemming from requirements under the Green Bond terms. The balance has a debt service reserve account, per the requirements from the Bond Trustee, that issues quarterly coupons to the Bond holders. There is an account that has the residual balance of bond tap that must be used for permitted acquisitions as per Green Bond terms. The balance also has an account for a bank guarantee in Italy that hold escrow balances.

Accounts Receivable

Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within that period. Accounts receivables are presented net of allowance for doubtful accounts. The Company establishes an allowance for doubtful customer accounts, through a review of historical losses, customer balances, and industry economic conditions. The Company extends credit based on an evaluation of customers’ financial condition and determines any additional collateral requirements. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company considers invoices past due when they are outstanding longer than the stated term. The Company monitors its exposure to credit losses and maintains allowances for anticipated losses. Management considers the carrying value of accounts receivable to be fully collectible. If amounts become uncollectible, they are charged to operations in the period in which that determination is made. At September 30, 2023 and 2022, there was no allowance for doubtful accounts recorded.

Concentration of Credit Risk

At times, the Company maintains cash balances in financial institutions which may exceed federally insured limits. The Company maintains cash balances in all countries in which it operates and in Ireland where the Company is headquartered. Government coverage for the Company’s cash balances are as follows:

•	European Union - $105,841 (€100,000) per account is covered for operations in Romania, Poland, Italy, the Netherlands and the Company’s headquarters in Ireland.

•	United States - $250,000

The Company has 8 cash accounts across the European countries and a net of $6.5 million above government insurance amounts. The Company has not experienced any losses relating to such accounts and believes it is not exposed to significant credit risk on its cash and cash equivalents or restricted cash.

Economic Concentrations

The Company and its subsidiaries own and operate solar generating facilities installed on buildings and land located across Europe. Future operations could be affected by changes in the economy, other conditions in those geographic areas or by changes in the demand for renewable energy.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation, amortization and impairment. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Depreciation is computed on a straight-line basis over the estimated useful lives. The useful lives per asset class are as follows:

•	Solar Energy Facilities carry a useful life of the lesser of 35 years from the original placed in-service date or the lease term of the land on which they are built.

•	Leasehold improvements are amortized over the shorter of the lease term or their estimated useful file.

•	Furniture and fixtures carry a useful life of 7 years.

•	Software and computer equipment carry a useful life of 7 years.

Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. Expenditures for maintenance and repairs, which do not materially extend the useful lives of assets, are charged to expense as incurred. Upon retirement, sale or other disposition of equipment, the cost and accumulated depreciation are removed from the respective accounts and a gain or loss, if any, is recognized in income/(loss) from operations in the Consolidated Statements of Operations and Comprehensive Income/(Loss) during the year of disposal. When the Company abandons the anticipated construction of a new solar energy facility during the development phase, costs previously capitalized to development in progress are written off at the parent company.

Goodwill

The Company reports goodwill that has been recorded in connection with the acquisition of businesses. Goodwill is not amortized, but instead is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Goodwill is tested annually for impairment at the individual reporting unit level in the fourth quarter, or earlier upon the occurrence of certain events or substantive changes in circumstances. In assessing goodwill for impairment, the Company may elect to use a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more-likely-than-not that the fair value of the Company’s reporting units are less than their carrying amounts. If the Company determines that it is more likely than not that the fair value of its reporting units is less than their carrying amounts, no additional assessment is required, and no impairment is recognized. If the Company concludes an impairment is probable or elects not to perform the qualitative assessment, a quantitative impairment test is performed. If it is determined that an impairment has occurred, the Company adjusts the carrying value of goodwill and charges the impairment as an operating expense in the period the determination is made. The Company did not recognize any impairment of goodwill for the periods presented. Although the Company believes that goodwill is appropriately stated in the consolidated financial statements, changes in strategy or market conditions could significantly impact these judgments and require an adjustment to the recorded balance.

Impairment of Solar Energy Facilities

The Company reviews its investments in property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Impairment is evaluated at the asset group level, which is determined based upon the lowest level of separately identifiable cash flows. When evaluating for impairment, if the estimated undiscounted cash flows from the use of the asset group are less than the asset group’s carrying amount, then the asset group is deemed to be impaired and is written down to its fair value. Fair value is determined by net realizable value of the assets using ASC 820. The amount of the impairment loss is equal to the excess of the asset group’s carrying value over its estimated fair value. During the period ended September 30, 2022 the Company recorded an impairment loss of $79 thousand in the Consolidated Statement of Operations and Comprehensive Income/(Loss) related to the 2021 write down for $4.2 million of certain assets that were held in construction in progress for which the Company no longer intended to complete and certain solar park assets for which there was a change in the Company future intended use. This impairment loss is included in Other Expense on the Consolidated Statement of Operations and Comprehensive Income/(Loss).

There were no impairment losses for the three months and nine months ended September 30, 2023.

Deferred Financing Costs and Debt Discount Amortization

The Company incurs expenses related to debt arrangements. These deferred financing costs and debt discount costs are capitalized and amortized over the term of the related debt or revolving credit facilities and netted against the related debt.

Asset Retirement Obligations

In connection with the acquisition or development of solar energy facilities, the Company may have the legal requirement to remove long-lived assets constructed on leased property and to restore the leased property to its condition prior to the construction of the long-lived assets. This legal requirement is referred to as an asset retirement obligation (ARO). If the Company determines that an ARO is required for a specific solar energy facility, the Company records the present value of the estimated future liability when the solar energy facility is placed in service as an ARO liability. The discount rate used to estimate the present value of the expected future cash flows for the period ended September 30, 2023 and 2022 was 7.1% . The Company accretes the ARO liability to its future value over the solar energy facility’s useful life and records the related interest expense to amortization expense on the consolidated statement of operations. Solar facilities that require AROs are recorded as part of the carrying value of property and depreciated over the solar energy facility’s useful life.

Leases

In February 2016, the FASB established Topic 842, Leases, by issuing Accounting Standards Update (ASU) No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. The Company adopted the new standard on January 1, 2022 and used the effective date as our date of initial application. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2022. The new standard provides a number of optional practical expedients in transition. We elected the ‘package of practical expedients’, which permits us not to reassess under the new standard our prior conclusions about lease identification, lease classification and initial direct costs.

The Company adopted ASC 842 as of January 1, 2022. Lease assets and liabilities are recognized based on the present value of the future lease payments over the lease term at the lease commencement date and are presented on the consolidated statements of financial condition. The Company estimates its incremental borrowing rate based on information available at the commencement date in determining the present value of future payments. For additional information, see Note 14 - Leases.

Operating lease expense attributable to site leases is reported within cost of revenues in the Company’s Statement of Operations and Comprehensive Income/ (Loss); whereas lease expense attributable to all other operating leases is reported within selling, general, and administrative expense in the Company’s Statement of Operations and Comprehensive Income/ (Loss).

Revenue Recognition

The Company follows the guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle underlying revenue recognition under ASC 606 is that revenue should be recognized as goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled. ASC 606 defines a five-step process to achieve this core principle. ASC 606 also mandates additional disclosure about the nature, amount, timing and uncertainty of revenues and cash flows arising from customer contracts, including significant judgments, and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.

The Company derives revenues through its subsidiaries from the sale of electricity and the sale of solar renewable energy credits (RECs) in Romania and guarantees of origin certificates (GoOs) in Poland. The Company receives Green Certificates based on the amount of energy produced in Romania. Energy generation revenue and solar renewable energy credits revenue are recognized as electricity generated by the Company’s solar energy facilities is delivered to the grid, at which time all performance obligations have been delivered. Revenues are based on actual output and contractual sale prices set forth its customer contracts.

The Company’s current portfolio of renewable energy facilities is generally contracted under long-term Country Renewable Programs (FIT programs) or Energy Offtake Agreements (PPAs/VPPAs) with creditworthy counterparties. Pricing of the electricity sold under these FITs and PPAs is generally fixed for the duration of the contract, although some of its PPAs have price escalators based on an index (such as the consumer price index) or other rates specified in the applicable PPA.

One solar park in the Netherlands receives pre-payments calculated at the beginning of the year and based on the previous years’ production (MWhs produced) multiplied by a calculated average price per MWh for the year and divided by twelve. The Company books revenue monthly by multiplying actual production per the Company’s meters by the average price provided by the Offtaker at the beginning of the year to estimate revenue for the month. There is a true-up performed in June of the following year using actual power produced for the previous year multiplied by the average EPEX price (average actual market price per KWh for the year) less the prepayment for the year. If the true-up calculation is positive, The Offtaker settles with a payment to the Company. If the true-up is negative, the Company settles with a payment to Offtaker.

Disaggregated Revenues

The following table shows the Company’s revenues disaggregated by country and contract type:

	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Revenue by Country
Italy	1,228	1,018	2,924	2,847
Romania	5,161	4,216	13,271	14,061
Germany	8	44	22	142
Netherlands	1,096	1,673	4,378	3,759
Poland	2,952	5,411	7,121	9,659
United States	33	10	83	15
Total	10,478	12,372	27,799	30,483

	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Revenue by Offtake Type
Country Renewable Programs	3,690	9,184	8,812	16,550
Green Certificates	3,212	1,155	8,170	6,970
Energy Offtake Agreements	3,572	2,020	10,355	6,808
Other Revenue	4	13	462	155
Total	10,478	12,372	27,799	30,483

Three customers represented 69% of revenues during the period ended September 30, 2023 compared to four customers that represented 71% for the period ended September 30, 2022. The revenues from these customers accounted for $18.4 million of revenue and $20.8 million for the periods ended September 30, 2023 and 2022 respectively.

One customer represented 63% of the Company’s accounts receivable for the period ended September 30, 2023. Two customers accounted for 74% of accounts receivable for the period ended September 30, 2022.

Unbilled Energy Incentives Earned

The Company derives revenues from the sale of green certificates for the Romania projects. The green certificates revenues are recognized in the month they are generated by the solar project and registered with the local authority. The Company considers them unbilled at the end of the period if they have not been invoiced to a third-party customer.

Cost of Revenue

Cost of revenue primarily consists of operations and maintenance expense, insurance premiums, property taxes and other miscellaneous costs associated with the operations of solar energy facilities. Costs are charged to expense as incurred.

Taxes Recoverable and Payable

The Company records taxes recoverable when there has been an overpayment of taxes due to timing of the Value Added Tax (VAT) between vendors and customers. The VAT tax can also be offset against a Country’s income taxes where the VAT was registered.

Development Cost

Development costs are incurred when the Company abandons the development or acquisition of renewable energy projects. The Company depends heavily on government policies that support our business and enhance the economic feasibility of developing and operating solar energy projects in regions in which we operate or plan to develop and operate renewable energy facilities. The Company can decide to abandon a project if it becomes uneconomic due to various factors, for example, a change in market conditions leading to higher costs of construction, lower energy rates, or other factors that change the expected returns on the project. In addition, political factors or otherwise where governments from time to time may review their laws and policies that support renewable energy and consider actions that would make the laws and policies less conducive to the development and operation of renewable energy facilities. Any reductions or modifications to, or the elimination of, governmental incentives or policies that support renewable energy or the imposition of additional taxes or other assessments on renewable energy, could result in, among other items, the lack of a satisfactory market for the development and/or financing of new renewable energy projects, our abandoning the development of renewable energy projects, a loss of our investments in the projects and reduced project returns, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks and Uncertainties

The Company's operations are subject to significant risks and uncertainties including financial, operational, technological, and regulatory risks and the potential risk of business failure. See Note 2 regarding going concern matters.

Fair Value of Financial Instruments

The Company measures its financial instruments at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

U.S. GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy are described below:

Level 1 – Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 – Pricing inputs other than quoted prices in active markets included in Level 1 that are either directly or indirectly observable as of the reporting date. Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3 – Pricing inputs that are unobservable. Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques, and at least one significant model assumption or input is unobservable.

The Company holds various financial instruments that are not required to be measured at fair value. For cash and cash equivalents, restricted cash, accounts receivable, various debt instruments, prepayments and other current assets, accounts payable, accrued liabilities and other current liabilities, the carrying value approximated their fair values due to the short-term maturity of these instruments.

Business Combinations and Acquisition of Assets

The Company applies the definition of a business in ASC 805, Business Combinations, to determine whether it is acquiring a business or a group of assets. When the Company acquires a business, the purchase price is allocated to; (i) the acquired tangible assets and liabilities assumed, primarily consisting of solar energy facilities and land, (ii) the identified intangible assets and liabilities, primarily consisting of favorable and unfavorable rate Power Purchase Agreements (PPAs) and Renewable Energy Credit (REC) agreements, (iii) asset retirement obligations, (iv) non-controlling interest, and (v) other working capital items based in each case on their estimated fair values. The excess of the purchase price, if any, over the estimated fair value of net assets acquired is recorded as goodwill. The fair value measurements of the assets acquired, and liabilities assumed were derived utilizing an income approach and based, in part, on significant inputs not observable in the market. These inputs include, but are not limited to, estimates of future power generation, commodity prices, operating costs, and appropriate discount rates. These inputs required significant judgments and estimates at the time of the valuation. In addition, acquisition costs related to business combinations are expensed as incurred.

When an acquired group of assets does not constitute as a business, the transaction is accounted for as an asset acquisition. The cost of assets acquired, and liabilities assumed in asset acquisitions is allocated based upon relative fair value. The fair value measurements of the solar facilities acquired, and asset retirement obligations assumed were derived utilizing an income approach and based, in part, on significant inputs not observable in the market. These inputs include, but are not limited to, estimates of future power generation, commodity prices, operating costs, and appropriate discount rates. These inputs require significant judgments and estimates at the time of the valuation. Transaction costs incurred on an asset acquisition are capitalized as a component of the assets acquired.

The allocation of the purchase price directly affects the following items in the Company’s consolidated financial statements:

•	The amount of purchase price allocated to the various tangible and intangible assets, liabilities and non-controlling interests on the Company Balance Sheet,

•	The amounts allocated to all other tangible assets and intangibles are amortized to depreciation or amortization expense, with the exception of favorable and unfavorable rate land leases and unfavorable rate Operation and Maintenance (O&M) contracts which are amortized to cost of revenue; and

The period of time over which tangible and intangible assets and liabilities are depreciated or amortized varies, and thus, changes in the amounts allocated to these assets and liabilities will have a direct impact on the Company’s results of operations.

Income Taxes

Deferred taxes are determined using the asset and liability method; whereby, deferred tax assets are recognized for deductible temporary differences, operating loss and tax credit carry forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company evaluated the provisions of ASC 740 related to the accounting for uncertainty in income taxes recognized in the financial statements. ASC 740 prescribes a comprehensive model for how a company should recognize, present, and disclose uncertain positions that the company has taken or expects to take in its return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Differences between the positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing-authority for a tax position that was not recognized as a result of applying the provisions of ASC 740.

As a result of the Tax Cuts and Jobs Act (TCJA) of 2017, the Company analyzed if a liability needed to be recorded for the deemed repatriation of undistributed earnings. It was determined that there is no outstanding liability associated with this based on overall negative undistributed earnings (accumulated deficit) in the consolidated foreign group. An additional provision of the TCJA is the implementation of the Global Intangible-Low Taxed Income Tax, or “GILTI.” The Company has elected to account for the impact of GILTI in the period in which the tax actually applies to the Company. During the fiscal years 2022 and 2021, the Company had overall net foreign losses and thus, there was no impact on the US taxable income calculations.

The Company is an inverted Company and treated as a US entity for all US income tax purposes. As a result, the Company will be obligated to comply with all U.S. income tax obligations applicable to domestic entities. Accordingly, the income tax provision has been prepared consistent with that of a U.S. entity.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718. Stock-based compensation expense for equity instruments issued to employees and non-employees is measured based on the grant-date fair value of the awards. The fair value of each stock unit is determined based on the valuation of the Company’s stock on the date of grant. The fair value of each stock option is estimated on the date of grant using the Black-Scholes-Merton stock option pricing valuation model. The Company uses the simplified method for calculating the expected term of their options. The Company recognizes compensation costs using the straight-line method for equity compensation awards over the requisite service period of the awards, which is generally the awards’ vesting period. The Company accounts for forfeitures of awards in the period they occur.

Use of the Black-Scholes-Merton option-pricing model requires the input of highly subjective assumptions, including (1) the expected terms of the option, (2) the expected volatility of the price of the Company’s ordinary shares, and (3) the expected dividend yield of our ordinary shares. The assumptions used in the option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgments. If factors change and different assumptions are used, the Company’s stock-based compensation expense could be materially different in the future. Additional inputs to the Black-Scholes-Merton option-pricing model include the risk-free interest rate and the fair value of the Company’s ordinary shares. The Company determines the risk-free interest rate by using the U.S. Treasury Rates of the same period as the expected term of the stock-option.

Net Loss Per Share

Net loss per share is computed pursuant to ASC 260, Earnings per Share. Basic net loss per share attributable to common shareholders is computed by dividing net loss attributable to common shareholders by the weighted average number of ordinary shares outstanding for the period. Diluted net loss per share attributable to common shareholders is computed by dividing net loss attributable to common shareholders by the weighted average number of ordinary shares outstanding for the period plus the number of ordinary shares that would have been outstanding if all potentially dilutive ordinary shares had been issued, using the treasury stock method or if-converted method, as applicable. Potentially dilutive shares related to stock options, warrants, and convertible notes were excluded from the calculation of diluted net loss per share due to their anti-dilutive effect due to losses in each period. The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted net loss per share because their inclusion would be anti-dilutive:

	September 30,	September 30,
	2023	2022

	(in thousands)
Stock options	40,000	-
Warrants	43,500	538,146
Total	83,500	538,146

Foreign Currency Transactions and Other Comprehensive Loss

Foreign currency transactions are those transactions whose terms are denominated in a currency other than the currency of the primary economic environment in which the Company operates, which is referred to as the functional currency. The functional currency of the Company’s foreign subsidiaries is typically the applicable local currency which is Romanian Lei (RON), Polish Zloty (PLN) or European Union Euros (EUR). Transactions denominated in foreign currencies are remeasured to the functional currency using the exchange rate prevailing at the balance sheet date for balance sheet accounts and using an average exchange rate during the period, which approximates the daily exchange rate, for income statement accounts. Foreign currency gains or losses resulting from such remeasurement are included in the Consolidated Statement of Operations in the period in which they arise.

Transaction gains and losses are recognized in the Company’s Results of Operations based on the difference between the foreign exchange rates on the transaction date and on the reporting date. The Company had an immaterial net foreign exchange loss for the period ended September 30, 2023 and 2022.

The translation from functional foreign currency to United States Dollars (U.S. Dollar) is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and using an average exchange rate during the period, which approximates the daily exchange rate, for income statement accounts. The effects of translating financial statements from functional currency to reporting currency are recorded in other comprehensive income. For the periods ended September 30, 2023 and 2022 the increase/(decrease) in comprehensive loss related to foreign currency translation gains was $0.6 million and ($3.8) million, respectively.

Recent Accounting Pronouncements Adopted

In June 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments-Credit losses (Topic 326), subsequently amended by ASU 2020-2. This new guidance will change how entities account for credit impairment for trade and other receivables, as well as for certain financial assets and other instruments held at amortized cost. The update will replace the current incurred loss model with an expected loss model. Under the incurred loss model, a loss (or allowance) is recognized only when an event has occurred (such as a payment delinquency) that causes the entity to believe that a loss is probable (that is has been “incurred”). Under the expected loss model, a loss (or allowance) is recognized upon initial recognition of the asset that reflects all future events that may lead to a loss being realized, regardless of whether it is probable that the future event will occur. The incurred loss model considers past events and conditions, while the expected loss model includes expectations for the future which have yet to occur. ASU 2018-19 was issued in November 2018 and excludes operating leases from the new guidance. The standard will require entities to record a cumulative-effect adjustment to the balance sheet as of the beginning of the first reporting period in which the guidance is effective. For public business entities that meet the definition of a U.S. Securities and Exchange (SEC) filer, the update is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. As an Emerging Growth Company, the standard is effective for the Company’s annual reporting period and interim periods beginning first quarter of 2023. The Company has adopted this standard as of January 1, 2023 and the adoption did not have a material impact on the consolidated financial statements.

In August 2020, the FASB issued Accounting Standards Update 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815040). The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. The FASB reduced the number of accounting models for convertible debt and convertible preferred stock instruments and made certain disclosure amendments to improve the information provided to users. In addition, the FASB amended the derivative guidance for the “own stock” scope exception and certain aspects of EPS guidance. For public business entities that meet the definition of a SEC filer, excluding entities eligible to be a smaller reporting company as defined by the SEC, the guidance is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the guidance is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company has adopted this standard as of January 1, 2023 and the adoption did not have a material impact on the condensed consolidated financial statements.

4.	Business Combination and Acquisitions of Assets

The Company applies the definition of a business in ASC 805, Business Combinations, to determine whether it is acquiring a business or a group of assets. When the Company acquires a business, the purchase price is allocated to (I) the acquired tangible assets and liabilities assumed, primarily consisting of solar energy facilities and land, (ii) the identified intangible assets and liabilities, primarily consisting of favorable and unfavorable rate PPAs and REC agreements, (iii) asset retirement obligations, (iv) non-controlling interests, and (v) other working capital items based in each case on their estimated fair values. The excess of the purchase price, if any, over the estimated fair value of net assets acquired is recorded as goodwill. The fair value measurements of the assets acquired, and liabilities assumed were derived utilizing an income approach and based, in part, on significant inputs not observable in the market. These inputs include, but are not limited to, estimates of future power generation, commodity prices, operating costs, and appropriate discount rates. These inputs required significant judgments and estimates at the time of the valuation. In addition, acquisition costs related to business combinations are expensed as incurred.

Acquisition of RA01 Sp. Z.O.O.

On March 24, 2022, the Company acquired a solar park portfolio located in Poland from a third party for a total purchase price, net of cash received, of $1.1 million. The transaction was accounted for as an acquisition of assets, whereby the Company acquired $1.0 million of property and equipment and $0.1 million of other assets.

Acquisition of Gardno Sp. Z.O.O.

On March 24, 2022, the Company acquired a solar park portfolio located in Poland from a third party for a total purchase price, net of cash received, of $6.6 million. The transaction was accounted for as an acquisition of assets, whereby the Company acquired $6.4 million of property and equipment, and $0.2 million of other assets.

Acquisition of Gardno 2 Sp. Z.O.O.

On March 24, 2022, the Company acquired a solar park portfolio located in Poland from a third party for a total purchase price, net of cash received, of $4.4 million. The transaction was accounted for as an acquisition of assets, whereby the Company acquired $4.3 million of property and equipment, and $0.1 million of other assets.

5.	Accounts Receivable

Accounts receivable relate to amounts due from customers for services that have been performed and invoices that have been sent. Unbilled energy incentives relate to services that have been performed for the customer but have yet to be invoiced. Accounts receivables, and unbilled energy incentives consist of the following (in thousands):

	September 30,	December 31,
	2023	2022
Accounts receivable	4,597	5,916
Unbilled energy incentives earned	5,883	4,954
Total	10,480	10,870

6.	Prepaid Expenses and Other Current Assets

Prepaid and other current expenses generally consist of amounts paid to vendors for services that have not yet been performed. Other receivable, prepaid expenses and other current assets consist of the following (in thousands):

	September 30,	December 31,
	2023	2022
Prepaid expenses and other current assets	1,326	2,871
Accrued Revenue	1,631	591
Other Receivable	3,187	947
Total	6,144	4,409

7.	Property and Equipment, Net

As of September 30, 2023, the Company had $163 million of net investment in property and equipment, as outlined in the table below (in thousands):

	September 30,	December 31,
	2023	2022
Solar energy facilities	169,334	168,336
Building	1,077	1,076
Land	490	497
Leasehold improvements	120	118
Software and computers	456	335
Furniture and fixtures	435	281
Vehicle and other	34	-
Asset retirement	1,340	1,345
Construction in progress	10,489	5,227
Total property and equipment	183,775	177,215
Less: Accumulated depreciation	(20,644)	(15,422)
Total	163,131	161,793

There was $1.9 million transferred from construction in progress to solar energy facilities during the nine-month period through September 30, 2023.

Depreciation and Amortization expense for the nine-months ended September 30, 2023 was $5.6 million.

8.	Capitalized development cost and other long-term assets

Capitalized project costs are amounts paid to vendors that are related to the purchase and construction of solar energy facilities. Notes receivables and prepaids consist of amounts owed to the Company as well as amounts paid to vendors for services that have yet to be received by the Company. Capitalized cost and other long-term assets consisted of the following (in thousands):

	September 30,	December 31,
	2023	2022
Capitalized development cost and other long-term assets	9,308	7,266
Other receivables	-	1,272
Total	9,308	8,538

Capitalized development cost relates to various projects that are under development for the period. As the Company closes either a purchase or development of new solar parks, these development costs are added to the final asset displayed in Property, and Equipment. If the Company does not close on the prospective project, these costs are written off to Development Cost on the Consolidated Statement Operations and Comprehensive Income/(Loss).

Notes receivable and other long term prepaids relates to various notes outstanding, security deposits and various smaller prepayments issued for the period.

9.	Goodwill

There were no business combinations for the period ended September 30, 2023. The goodwill was partially offset by a foreign exchange loss of $15 thousand, resulting in a total balance of goodwill of $1.7 million. Goodwill activity consisted of the following during the period ended September 30, 2023:

Activity
(in thousands)
Goodwill - Balance January 1, 2022	$1,903
Additions	-
Impairment	-
Foreign currency translation adjustment	(145)
Goodwill - Balance December 31, 2022	$1,758
Additions	-
Impairment	-
Foreign currency translation adjustment	(15)
Goodwill - Balance September 30, 2023	$1,743

10.	Accounts Payable

Accounts payable represent amounts owed to suppliers of goods and services that the Group has consumed through operations. Accounts payable consist of the following (in thousands):

	September 30,	December 31,
	2023	2022
Accounts payable	11,854	14,438
Total	11,854	14,438

11.	Deferred Income

Deferred income relates to income related to Green Certificates from Romania that have been received but not sold. Deferred income consist of the following (in thousands):

	September 30,	December 31,
	2023	2022
Deferred income	5,883	4,954
Total	5,883	4,954

12.	Accrued Liabilities

Accrued expenses relate to various accruals for the entire group. Accrued interest represents the interest in debt not paid in the period ended September 30, 2023. Accrued liabilities consist of the following (in thousands):

	September 30,	December 31,
	2023	2022
Accrued expenses - other	11,931	4,265
Accrued interest	8,731	5,269
Accrued payroll	1,859	350
Total	22,521	9,884

13.	Taxes Recoverable and Payable

Taxes recoverable and payable consist of VAT taxes payable and receivable from various European governments through group transactions in these countries. Taxes recoverable consist of the following (in thousands):

	September 30,	December 31,
	2023	2022
Taxes recoverable	2,620	1,876
Less: Taxes payable	(1,200)	(1,135)
Total	1,420	741

14.	Green Bonds, Convertible and Non-convertible Promissory Notes

The following table reflects the total debt balances of the Company as September 30, 2023 and December 31, 2022. (in thousands):

	As of September 30	As of December 31
	2023	2022

	(in thousands)
Green bonds	159,291	149,481
Convertible debt, secured	11,483	9,609
Senior secured debt and promissory notes	40,521	33,500
Total debt	211,295	192,590
Less current maturities	(197,112)	(21,631)
Long term debt, net of current maturities	14,183	170,959

Current maturities	197,112	21,631
Less current debt discount	(2,194)	(4,335)
Current maturities net of debt discount	194,918	17,296

Long-term maturities	14,183	170,959
Less long-term debt discount	(2,707)	(197)
Long-term maturities net of debt discount	11,476	170,762

During the period ended December 31, 2022, the Company incurred approximately $200 thousand of debt issuance cost related to the green bonds discussed below. The Company incurred debt issuance costs of $4.9 million during the period ended September 30, 2023. Debt issuance costs are recorded as a debt discount and are amortized to interest expense over the life of the debt, upon the close of the related debt transaction, in the Consolidated Balance Sheet. Interest expense stemming from amortization of debt discounts for the nine-months ended September 30, 2023 was $3.4 million and for the year ending December 31, 2022 was $4.4 million.

Five-year debt maturities schedule

(in thousands)	2023 Sep 1 - Dec 31	2024	2025	2026	2027	Thereafter	Total
Gross Debt	$178,002	$22,482	$2,848	$890	$890	$6,183	$211,295
Total	$178,002	$22,482	$2,848	$890	$890	$6,183	$211,295

Senior secured debt:

In January 2020, GRT 1.1 GmbH entered into a senior secured loan of approximately $825 thousand with DKB Bank in Germany. The relates to and is secured by the acquisition of 1 photovoltaic installation as part of the GRT GmbH acquisition, with a stated interest rate of 2.05% and payments of principal and interest due quarterly. This loan matures in September 2039. The principal outstanding was $592 thousand and $660 thousand as of September 30, 2023 and December 31, 2022, respectively.

In January 2020, ALTN HoldCo UG entered into a construction financing loan with the opportunity to borrow up to $3.6 million from DKB Bank in Germany. During 2020 the Company made draws from the loan totaling $1.3 million. The loan relates to and is secured by the construction of 6 photovoltaic installations in Germany with a stated interest rate of 1.74%. This loan matures in September 2039. The principal outstanding was $1.2 million and $1.2 million as of September 30, 2023 and December 31, 2022, respectively.

In May 2022, AEG MH02 entered into a loan agreement with a group of private lenders of approximately $10.8 million with an initial stated interest rate of 8% and a maturity date of May 31, 2023. In February 2023, the loan agreement was amended stating a new interest rate of 16% retroactive to the date of the first draw in June 2022. In May 2023, the loan was extended and the interest rate was revised to 18% from June 1, 2023. In July 2023, the loan agreement was further extended to October 31, 2023. Due to these addendums, $551 thousand of interest was recognized in the period ended September 30, 2023. The Company had principal outstanding of $10.6 million and $10.7 million as of September 30, 2023 and December 31, 2022, respectively.

In June 2022, Alt US 02, a subsidiary of Alternus Energy Americas entered into an agreement as part of the transaction with Lightwave Renewables, LLC to acquire rights to develop a solar park in Tennessee. The Company entered into a construction promissory note of $5.9 million with a variable interest rate of prime plus 2.5% and an extended maturity date of September 29, 2023. The Company had principal outstanding of $4.3 million and $2.8 million as of September 30, 2023 and December 31, 2022, respectively.

On February 28, 2023, Alt US 03, a subsidiary of Alternus Energy Americas, entered into an agreement as part of the transaction with Sunrise Development, LLC to acquire rights to develop a solar park in Tennessee. The Company entered into a construction promissory note of $920 thousand with a variable interest rate of prime plus 2.5% and due February 29, 2024. The Company had principal outstanding of $715 thousand as of September 30, 2023.

In July 2023, one of the Company’s US subsidiaries acquired a 32 MWp solar PV project in Tennessee, known as “Dancing Horse” for $2.4 million financed through a bank loan having a six-month term, 24% APY, and maturity date of January 1, 2024. Dancing Horse is expected to start operating in Q1 2025. 100% of offtake is already secured by 30-year power purchase agreements with two regional utilities. The Company had a principal outstanding balance of $3.7 million as of September 30, 2023.

In July 2023, one of the Company’s Spanish subsidiaries acquired a 32 MWp portfolio of Solar PV projects in Valencia, Spain, known as the “NF Projects” with an initial payment of $1.9 million, financed through a bank loan having a six-month term and accruing ‘Six Month Euribor’ plus 2% margin, currently 5.9% interest. The portfolio consists of six projects in total: five of which, totaling 24.4 MWp, are expected to reach operation in Q2 2024, with the remaining project expected to achieve operation in Q1 2025. The Company had a principal outstanding balance of $1.9 million as of September 30, 2023.

Promissory Note:

On September 30, 2015, AEG Plc entered into an agreement as part of the transaction with World Global Assets Pte. Ltd. $492 thousand was assigned to various third parties as non-convertible promissory notes, with stated interest rate of 7.5% and a maturity date of December 31, 2020. The holder agreed to extend the maturity date of the debt through December 2022 and the principal balance continues to accrue interest at a stated rate of 7.5%. The Company had principal outstanding of $102 thousand as of September 30, 2023 and December 31, 2022, respectively.

In October 2018, in order to complete additional solar park acquisitions in Germany, one of the Company’s subsidiaries, Altam Inc., entered into a debt agreement with a third-party accredited investor, in connection with one of the Company’s indirect German subsidiaries, PCG_HoldCo UG (PCG). The debt carries a stated interest rate of 12%, with principal and interest due at maturity, and a term of 2 years. The principal outstanding was $3.8 million and $3.62 million as of December 31, 2022 and 2021, respectively. The debt is currently past due. The Company began accruing interest at the default interest rate of 18% in October 2020 and accrued additional interest penalties in 2021 and 2022. The penalty interest is included in the Accrued Liabilities on the consolidated balance sheet.

In October 2022, the Company entered into a loan agreement with the Bank of Ireland of approximately $2.0 million with an interest rate of 5.44%. The Company had a principal outstanding balance of $2.1 million as of September 30, 2023 and December 31, 2022.

Convertible Promissory Notes:

In March 2021, the Company approved the issuance of $10.2 million (€9 million) of secured convertible loan notes. The notes have a 3-year term, accrue annual interest at a 10% stated rate and require interest payments every nine months during the term. The notes are secured by a floating charge security over all property and assets of the Company, excluding the AEG ownership of Solis Bond Company DAC. All outstanding principal plus a premium of 120% is due 3 years from the date of issuance. The Company is entitled, at its sole option, to prepay the notes at a reduced premium of 110% on the second anniversary of the issuance. The principal balance outstanding was $9.5 million and $9.6 million at September 30, 2023 and December 31, 2022 respectively.

In March 2023, the Company approved the issuance of $922 thousand of secured convertible debt in three tranches of $271 thousand, $271 thousand and $380 thousand, carrying a 14% annual interest rate. The holder of the notes will have the option, beginning 90 days after the close of the business combination between the Company and Clean Earth Acquisitions Corp. and until (i) the maturity date and (ii) such note is fully paid, to convert the full principal balance and any accrued but unpaid interest into 1,320,000 shares of common stock of Clean Earth Acquisitions Corp. Alternatively, should the business combination not complete by April of 2024, the holder has the right to convert the full principal balance and any accrued but unpaid interest into the Company’s ordinary shares at a conversion price of 9 NOK per share.

In January 2023, Alternus Fundco, a subsidiary of AEG, Plc, entered into a $1.1 million (€1 million) convertible promissory note with a 10% interest maturing in January 2025. The holders of the notes will have the option, beginning 90 days after the close of the business combination between the Company and Clean Earth Acquisitions Corp. and until such note is fully paid, to convert the full principal balance and any accrued but unpaid interest into common stock of Clean Earth Acquisitions Corp. The conversion price for these shares is the per share market price on the date the noteholder informs the Company of his intention to convert the debt. The outstanding balance was $1.1 million (€1 million) as of September 30, 2023.

There were no conversions of debt to equity in 2022 or for the period ended September 30, 2023.

Other Debt:

In January 2021, the Company approved the issuance by one of its subsidiaries, Solis, of a series of 3-year senior secured green bonds in the maximum amount of $242.0 million (€200.0 million) with a stated coupon rate of 6.5% + EURIBOR and quarterly interest payments. The bond agreement is for repaying existing facilities of approximately $40.0 million (€33 million), and funding acquisitions of approximately $87.2 million (€72.0 million). The bonds are secured by the Solis Bond Company’s underlying assets. The Company raised approximately $125.0 million (€110.0 million) in the initial funding. In November 2021, Solis Bond Company DAC, completed an additional issue of $24.0 million (€20.0 million). The additional issue was completed at an issue price of 102% of par value, corresponding to a yield of 5.5%. The Company raised $11.1 million (€10.0 million) in March 2022 at 97% for an effective yield of 9.5%. In connection with the bond agreement the Company incurred approximately $11.8 million in debt issuance costs. The Company recorded these as a discount on the debt and they are being amortized as interest expense over the contractual period of the bond agreement. As of December 31, 2022 and 2021, there was $149.5 million and $147.2 million outstanding on the Bond, respectively. As of September 30, 2023 and 2022 there was $148.2 million and $136.3 million outstanding on the Bond, respectively.

As of December 31, 2022, the Company’s wholly owned subsidiary, Solis Bond Company DAC, was in breach of the three financial covenants under Solis’ Bond terms: (i) the minimum Liquidity Covenant that requires the higher of EUR 5.5 million or 5% of the outstanding Nominal Amount, (ii) the minimum Equity Ratio covenant of 25%, and (iii) the Leverage Ratio of NIBD/EBITDA to not be higher than 6.5 times for the year ended December 2021, 6.0 times for the year ended December 31, 2022 and 5.5 times for the period ending on the maturity date of the Bond, January 6, 2024. The Solis Bond carries a 3 months EURIBOR plus 6.5% per annum interest rate, and has quarterly interest payments, with a bullet payment to be paid on January 6, 2024. The Solis Bond is senior secured through a first priority pledge on the shares of Solis and its subsidiaries, a parent guarantee from Alternus Energy Group Plc, and a first priority assignment over any intercompany loans.

In April 2023 the bond holders approved a temporary waiver and an amendment to the bond terms to allow for a change of control in Solis (which allows for the transfer of Solis and its subsidiaries underneath Clean Earth Acquisitions Corp. on Closing). In addition, bondholders received a preference share in an Alternus Midco, which will hold certain development projects in Spain and Italy. The shares will have preference on any distribution from Midco to Alternus up to €10.0 million, and Midco will divest assets to ensure repayment of the €10.0 million should the bonds not have been fully repaid at maturity (January 6, 2024). Finally, bondholders will receive a 1% amendment fee, which equates to €1.4 million.

On June 5, 2023, the bondholders approved an extension to the waiver to September 30, 2023 and the bond trustee was granted certain additional information rights and the right to appoint half of the members of the board of directors of Solis, in addition to the members of the board appointed by Alternus. Under the waiver agreement, as extended, Solis must fully repay the Solid Bond by September 30, 2023. If Solis is unable to fully repay the Solis Bond by September 30, 2023, Solis’ bondholders have the right to immediately transfer ownership of Solis and all of its subsidiaries to the bondholders and proceed to sell Solis’ assets to recoup the full amount owed to the bondholders, which as of September 30, 2023 is currently €150,000,000 (approximately $159,000,000). If the ownership of Solis and all of its subsidiaries were to be transferred to the Solis bondholders, the majority of Alternus’ operating assets and related revenues and EBIDTA would be eliminated.

On October 16 2023, bondholders approved to further extend the temporary waiver to December 16, 2023. As such, the Solis bond debt is currently recorded as short-term debt. In consideration for the extension the Company agreed to repay the bonds at 107.5 of par value. This incremental par value amount of $11.1 million is recognized as the “Solis bond waiver fee” on the Company’s Statement of Operations and Comprehensive Income and is an increase to the Green Bonds in Current Liabilities in the Company’s Consolidated Balance Sheet. This was a non-cash transaction that resulted in an increase to the Company’s debt balance, and is treated as reconciling item to Net Loss on the Company’s Consolidated Statement of Cash Flows.

Solis has engaged Pareto Securities AS to explore a refinancing of the bond. The Company has also engaged a leading global firm to support a potential sale of some or all of the assets. The refinancing may be completed in conjunction with a potential sale of certain assets in Solis. We are in advanced discussions with numerous third parties around both the potential refinancing and/or sale of the Solis assets. There are no definitive refinancing or sale agreements executed as of the date of this report and there is no guarantee that these processes will complete by the Solis Extension date or at all.

In April 2021, the Company acquired 60% of the share capital of a Netherlands company, Unisun Energy Holding B.V. Unisun owns a building with an outstanding mortgage loan of $488 thousand (€432 thousand) as of December 31, 2022. The mortgage loan on the building carries an interest rate of 6.5%, principal and interest is due monthly through December 2039.

In August 2021, the Company’s subsidiary, Blue Sky Energy, entered into an agreement with ING Bank, Netherlands for financing the Rotterdam Airport Project for approximately $9.5 million (€8.4 million). The loan has an interest rate of 1.55% per year for the first 10 years and increases to 2.19% per year for the remainder of the term. The loan matures in September 2036. The loan is secured by the airport project. The loan has an outstanding balance of $9.94 million as of December 31, 2022.

In December 2021, the Company’s subsidiary, Alternus Energy Construction Holdings, entered into a $1.8 million (€1.6 million) secured note which matures in June 2023. The note proceeds were used to refund equity and costs associated with the Unisun acquisition and the Rotterdam Development Project Equity and is secured by the Rotterdam airport project. The note has an interest rate of 9%. The outstanding balance was $1.71 and $1.81 million at December 31, 2022 and 2021 respectively.

On December 21, 2022, Alternus Energy Group’s wholly owned Irish subsidiaries, AEG JD 01 LTD and AEG MH 03 LTD entered in a financing facility with Deutsche Bank AG (“Lender”). This is a committed revolving debt financing of EUR 80,000,000 to finance eligible project costs for the acquisition, construction, and operation of installation/ready to build solar PV plants across Europe, including the capacity for the financing to be upsized via a EUR 420,000,000 uncommitted accordion facility to finance a pipeline of further projects across Europe with a total combined capacity of 600 MWp (the “Warehouse Facility”). The Warehouse Facility, which matures on the third anniversary of the closing date of the Credit Agreement (the “Maturity Date”), bears interest at Euribor plus an aggregate margin at a market rate for such facilities, which steps down by 0.5% once the underlying non-Euro costs financed reduces below 33.33% of the overall costs financed. The Warehouse Facility is not currently drawn upon, but a total of approximately EUR 1,800,000 in arrangement and commitment fees is currently owed to the Lender. Once drawn, the Warehouse Facility capitalizes interest payments until projects reach their commercial operations dates through to the Maturity Date; it also provides for mandatory prepayments in certain situations.

15.	Leases

The Company determines if an arrangement is a lease or contains a lease at inception, or acquisition when the Company acquires a new park. The Company has operating leases for corporate offices and land with remaining lease terms of 5 to 28 years.

Operating lease assets and operating lease liabilities are recognized based on the present value of the future lease payments over the lease term at the commencement date. As most of the Company’s leases do not provide an implicit rate, the Company estimates its incremental borrowing rate based on information available at the commencement date in determining the present value of future payments. Lease expense related to the net present value of payments is recognized on a straight-line basis over the lease term.

The key components of the company’s operating leases were as follows (in thousands):

	September 30,	December 31,
	2023	2022
Operating Lease - Operating Cash Flows (Fixed Payments)	594	1,121
Operating Lease - Operating Cash Flows (Liability Reduction)	429	932
New ROU Assets - Operating Leases	-	10,551

Weighted Average Lease Term - Operating Leases (years)	21.05	21.54
Weighted Average Discount Rate - Operating Leases	7.10%	7.10%

The Company’s operating leases generally relate to the rent of office building space, as well as land and rooftops upon which the Company’s solar parks are built. These leases include those that have been assumed in connection with the Company’s asset acquisitions and business combinations. The Company’s leases are for varying terms and expire between 2027 and 2051.

As a part of the Rakowic acquisition, the Company acquired an operating lease to the land where the solar parks are located. The combined estimated annual cost of the leases is $6 thousand. The leases commenced in 2022 and run through 2046.

In March 2022, the Company entered a new lease for additional office space in Ireland with a term of 9 years. The estimated annual cost of the lease is $136 thousand.

In April 2022, the Company entered a new lease for office space in the US with a term of 7.5 years. The estimated annual cost of the lease is $147 thousand.

Maturities of lease liabilities as of September 30, 2023 were as follows:

Five-year lease schedule:	(in thousands)
2023 Oct 1 – Dec 31	$213
2024	845
2025	868
2026	893
2027	918
Thereafter	16,336
Total lease payments	20,073
Less imputed interest	(10,728)
Total	$9,345

The Company had no finance leases as of September 30, 2023.

16.	Commitments and Contingencies

Litigation

From time to time, we are subject to various legal proceedings and claims that arise in the ordinary course of our business activities. In connection with such litigation, the Company may be subject to significant damages. We may also be subject to equitable remedies and penalties. Such litigation could be costly and time-consuming and could divert or distract Company management and key personnel from its business operations. Although the results of litigation and claims cannot be predicted with certainty, as of the date of this proxy statement, we do not believe we are party to any claim or litigation, the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business. However, due to the uncertainty of litigation and depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect the Company’s business, results of operations, financial position, or cash flows.

On May 4, 2023 Alternus received notice that Solartechnik filed an arbitration claim against Alternus Energy Group PLC, Solis Bond Company DAC and ALT POL HC 01 SP. Z.o.o. in the Court of Arbitration at the Polish Chamber of Commerce, claiming that PLN 24,980,589 (approximately $5.8 million) is due and owed to Solartechnik pursuant to a preliminary share purchase agreement by and among the parties that did not ultimately close, plus costs, expenses, legal fees and interest. The Company has accrued a liability for this loss contingency in the amount of approximately $5.8 million, which represents the contractual amount allegedly owed. It is reasonably possible that the potential loss may exceed our accrued liability due to costs, expenses, legal fees and interest that are also alleged by Solartechnik as owed, but at the time of filing this report we are unable to determine an estimate of that possible additional loss in excess of the amount accrued. The arbitration is in its early stages, and the Company intends to vigorously defend this action.

17.	Asset Retirement Obligations

The Company’s AROs mostly relate to the retirement of solar park land or buildings. The discount rate used to estimate the present value of the expected future cash flows for the year ended September 30, 2023 and December 31, 2022 was 7.1%.

Activity
ARO Liability - Balance January 1, 2022	$625
Additional obligations incurred	733
Accretion expense	76
Foreign exchange loss (gain)	27
ARO Liability - Balance December 31, 2022	$1,461
Additional obligations incurred	-
Accretion expense	81
Foreign exchange loss (gain)	(8)
ARO Liability -- September 30, 2023	$1,534

18.	Shareholders’ Equity

On September 28, 2023, the Company held its annual general meeting and all agenda items were adopted, including an amendment to the share capital, such that the authorized capital was increased to €2,000,000 divided into 100,000,000 ordinary shares of €0.01 each and 100,000,000 preferred shares of €0.01 each.

Preferred Shares

As of September 30, 2023, the Company had 100,000,000 preferred shares authorized, with no preferred shares issued and outstanding. There were no preferred share issuances for the period ended September 30, 2023.

Ordinary Shares

As of September 30, 2023, the Company had 100,000,000 ordinary shares authorized, with 26,325,738 ordinary shares issued and outstanding. There were no ordinary share issuances for the period ended September 30, 2023 and 2022 respectively.

Warrants

As of September 30, 2023, warrants to purchase up to 43,500 shares of ordinary shares were issued and outstanding. These warrants related to financing activities and were recorded as a debt discount using the relative fair value method, which is amortized to using the effective interest method to interest expense over the term of the related debt instrument. The Company did not issue any additional warrants in 2023 and 16,884 warrants expired during the third quarter of 2023.

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding - December 31, 2022	220,182	$2.45	0.55
Issued during the year	-	-	-
Expired during the year	(176,682)	-	-
Outstanding - September 30, 2023	43,500	2.45	0.87
Exercisable - September 30, 2023	43,500	$2.45	$0.87

19.	Stock-Based Compensation

Stock Options

The Company recorded no stock compensation expense for the nine-months ended September 30, 2023 and the year ended December 31, 2022 related to stock options. All stock-based compensation expense is included in selling, general and administrative expense in the consolidated statements of operations.

The Company did not grant any stock options during the nine-month period ended September 30, 2023.

The following table summarizes stock option activity for the period ended September 30, 2023 and the year ended December 31, 2022:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
				(in thousands)
Outstanding, December 31,2021	43,000	$2.98
Granted	—	—
Exercised	—	—
Expired or Forfeited	—	—
Outstanding, December 31, 2022	43,000	$2.98	8.9	15
Granted	—	—	—	—
Exercised	—	—	—	—
Expired or Forfeited	(3,000)	2.98	—	—
Outstanding - September 30, 2023	40,000	$2.98	8.2	28
Exercisable - September 30, 2023	40,000	$2.98	8.2	28

There was no unrecognized compensation cost related to stock options.

Restricted Stock Awards

No RSA were issued by the Company in as of September 30, 2023 or in the year 2022.

The Company recorded no stock-based compensation expense for the period ended September 30, 2023 and 2022. All stock-based compensation expense is included in selling, general and administrative expense in the consolidated statements of operations.

20.	Geographical Information

The Company has one reportable segment, reflecting the aggregation of the Company’s operating segments that consist of PV operations by geographical region. The decision-making group is the senior executive management team which consists of Vincent Browne, Chief Executive Officer, Joseph Duey, Chief Financial Officer, and Taliesin Durant, Chief Legal Officer. The following tables present geographic information related to the Company’s single reportable segment.

	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Revenue by Country
Italy	1,228	1,018	2,924	2,847
Romania	5,161	4,216	13,271	14,061
Germany	8	44	22	142
Netherlands	1,096	1,673	4,378	3,759
Poland	2,952	5,411	7,121	9,659
United States	33	10	83	15
Total	10,478	12,372	27,799	30,483

	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Cost of Revenue by Country
Italy	250	161	732	469
Romania	657	2,427	2,193	5,868
Germany	25	16	30	30
Netherlands	249	268	619	632
Poland	955	1,724	2,924	2,632
United States	21	-	47	-
Total	2,157	4,596	6,545	9,631

21.	Related Party

Related party transactions are a transfer of resources, services, or obligations between the Company and a related party, regardless of whether a price is charged. Parties are considered related if one party has control, joint control, or a significant influence over the other party in making financial and operating decisions. Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument.

	Nine-months Ended September 30,
Transactions with Directors	2023	2022

	(in thousands)
Loan from Vestco, a related party to Board member and CEO Vincent Browne	$60	$-
Total	$60	$-

	Nine-months Ended September 30,
Director's remuneration	2023	2022

	(in thousands)
Remuneration in respect of services as directors	$489	$486
Remuneration in respect to long term incentive schemes	-	-
Total	$489	$486

22.	Subsequent Events

Management has evaluated subsequent events that have occurred through November 10, 2023, which is the date the financial statements were available to be issued and has determined that there were no subsequent events that required recognition or disclosure in the financial statements as of and for the period ended September 30, 2023, except as disclosed below.

In October 2023, the Company approved the issuance by one of its US subsidiaries of secured debt in the principal amount of $3,150,000 for an original purchase price of $2,205,000 and having a maturity date of no later than June 30, 2024. The holder of the note has also been granted the right to receive warrants, conditional upon, and only issued at, the close of the business combination between the Company and Clean Earth Acquisitions Corp. (CLIN) to purchase up to (i) 100,000 shares of common stock of CLIN at an exercise price of $11.50 per share and having a 5 year term, and (ii) 300,000 shares of common stock of CLIN at an exercise price of $0.01 per share and having a 3 year term.  Alternatively, should the business combination not be complete by the expiry date, the holder will be issued warrants to purchase up to 394,819 ordinary shares of Alternus Energy Group at an exercise price of NOK 5.00 per share and having a 10-year term.  The debt is secured by a parent company guarantee and Chief Executive Officer and primary insider, Vincent Browne, has pledged certain shares.

Also in October of 2023, the bondholders voted to approve the resolutions for the extension of the waivers to the Solis Bond Terms to December 16, 2023.

In November 2023, the Company approved the issuance by one of its US subsidiaries of secured debt in the principal amount of $3,302,810 for an original purchase price of $2,972,529 and having a maturity date of no later than April 28, 2024.